UNITED STATES BANKRUPTCY COURT
               DISTRICT OF MASSACHUSETTS



                              )
In re:                             )         Chapter 11
                              )
CAMBEX CORPORATION,           )         Case No. 97-
19640-CJK
                              )
Debtor                             )
                              )


     AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
    REORGANIZATION PLAN (MARCH 17, 1998) OF CAMBEX
                      CORPORATION


BROWN, RUDNICK, FREED & GESMER, P.C.
Attorneys for Cambex
Debtor-in-Possession

One Financial Center
Boston, MA 02111
617-856-8200

JOSEPH F. RYAN
STEVEN D. POHL
FRANK RUDY COOPER

DATED:    Waltham, Massachusetts
          March 17, 1998


 A SUMMARY OF THE DISCLOSURE STATEMENT IS CONTAINED AT
   PAGES A THROUGH D IMMEDIATELY AFTER THE TABLE OF
                       CONTENTS.

                   TABLE OF CONTENTS

A-I SUMMARY

I. INTRODUCTION                                                1
     A.   Definitions                                          1
     B.   Notice To Holders Of Claims And Holders
          Of Interests                                         1
     C.   Solicitation Package                                 2
     D.   Voting Procedures, Ballots, And Voting
          Deadline                                             2
     E.   Confirmation Hearing And Deadline For
          Objections To Confirmation                           3

II. HISTORY OF CAMBEX CORPORATION AND COMMENCEMENT
     OF THE CASE                                               4

     A.   Cambex's Businesses                                  4
     B.   Need For Restructuring And Chapter 11
          Relief                                               4

III. THE CHAPTER 11 CASE                                       4

     A.   Operations Of Cambex During The Chapter
          11 Case                                              5
     B.   Parties In Interest                                  5
          1.   Cambex And Its Advisors                         5
          2.   The Creditors' Committee And Its
               Advisors                                        5
     C.   Other Significant Events                             6
          1.   Sublease of Waltham Facility                    6
     D.   Bar Dates, Notice Of Bar Dates, And
          Filing Of Proofs Of Claim                            6

IV. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS             6

     A.   Results of Operations for the Years
          Ended December 31, 1997 and December 31,
          1996.                                                7
     B.   Liquidity and Capital Resources                      8

V. CAMBEX'S BUSINESS PLAN                                      9
     A.   General                                              9
     B.   The Company's Business Strategy                      9
     C.   Products                                             9
     D.   Competition                                         10
     E.   Management                                          11
          1.   Executive Compensation                         11
     F.   Risk Factors                                        12
          1.   History of Operating Losses                    12
          3.   Future Funding Needs; Uncertainty
               of Future Funding                              13
          4.   Competition and Technology Change              13
          5.   Uncertain Public Market for Common
               Stock                                          13

VI.  SUMMARY OF THE REORGANIZATION PLAN                       13

     A.   Certain Matters Regarding Organization,
          Classification, And Treatment Of Claims
          And Interests                                       13
          1.   Organization And Classification                13
          2.   Treatment Of Claims And Interests              14
     B.   Directors And Officers                              19
     C.   Revesting Of Assets                                 19
     D.   Description Of Securities To Be Issued
          In Connection With The Plan; Limitation
          on Stock Options                                    19
          1.   New Common Stock                               19
          2.   Limitation on Issuance of Stock
               Options                                        19
     E.   Distributions Under the Plan                        20
          1.   Delivery Of Distributions                      20
          2.   Procedures For Resolving And
               Treating Disputed And Contingent
               Claims                                         20
               a.   No Distributions Pending
                    Allowance                                 20
               b.   Distribution Reserve                      21
               c.   Distributions After Allowance             21
     F.   Miscellaneous Matters                               21
          1.   Post-Petition Interest                         21
          2.   Substantial Contribution
               Compensation And Expenses Bar Date             21
          3.   Treatment Of Executory Contracts
               And Unexpired Leases                           22
               a.   Assumed Contracts And Leases              22
               b.   Payments Related To Assumption
                    Of Executory Contracts And
                    Unexpired Leases; Bar to Pre-
                    Confirmation Date Claims                  22
               c.   Rejected Contracts And Leases             22
               d.   [Intentionally Omitted]                   23
               e.   Unidentified Executory
                    Contracts And Unexpired Leases            23
               f.   Disputes Relating To
                    Assumption, Assumption And
                    Assignment, And/Or Rejection
                    Of Executory Contracts                    23
          4.   Committees                                     23
          5.   Retention Of Jurisdiction                      23
          6.   Discharge                                      23
          7.   United States Trustee Fees                     23

VII. CERTAIN OTHER FACTORS TO BE CONSIDERED                   24

     A.   General Considerations                              24
     B.   Inherent Uncertainty Of Financial
          Projections                                         24
     C.   Risks Associated With Reorganized Cambex            24

VIII.                 CERTAIN SECURITIES LAW ASPECTS OF THE PLAN 24

     A.   General                                             25
     B.   Initial Issuance Of Securities Under The
          Plan                                                25
     C.   Resale Of Securities                                25
          1.   Persons Other Than Underwriters Or
               Dealers.                                       25
          2.   Underwriters                                   25
          3.   Dealers                                        27
     D.   Absence Of Market For Securities                    27
          1.   New Common Stock                               27
          2.   Liquidity                                      28

IX. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE
     PLAN                                                     28

     A.   Federal Income Tax Consequences To
          Cambex                                              29
          1.   Cancellation Of Indebtedness                   29
          2.   Utilization Of Net Operating Loss
               Carryovers                                     29
          3.   Alternative Minimum Tax                        30
     B.   Federal Income Tax Consequences To
          Holders Of Claims                                   31
          1.   Class 4 Unsecured Creditors                    31
          2.   Accrued Interest On Allowed Claims             32
          3.   Market Discount                                33
          4.   Recapture On Later Disposition Of
               Common Stock                                   33
          5.   Other Tax Effects Of Ownership Of
               Common Stock                                   33
     C.   Federal Income Tax Consequences To
          Holders Of Common Stock                             34

X.   FEASIBILITY OF THE PLAN AND THE BEST
     INTERESTS OF CREDITORS                                   34

     A.   Feasibility Of The Plan                             34
     B.   Acceptance Of The Plan                              35
     C.   Best Interests Of Holders Of Claims                 35
     D.   Liquidation Analysis                                36
     E.   Application Of The Best Interests Of
          Creditors And Equity Security Holders
          Test To The Liquidation Analysis                    37
     F.   Confirmation Without Acceptance Of All
          Impaired Classes: The "Cramdown"
          Alternative                                         37
     G.   Conditions To Confirmation And/Or
          Consummation                                        38
          1.   Conditions To The Confirmation Date            38
          2.   Conditions To The Consummation Date            38
     H.   Waiver Of Conditions To The Confirmation
          Date Or Consummation Date                           40

XI.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION
     OF THE PLAN                                              40

     A.   Continuation Of The Chapter 11 Case                 40
     B.   Alternative Plans Of Reorganization                 40
     C.   Liquidation Under Chapter 7                         41
     D.   Plan Preferable To Alternatives                     41

XII. VOTING REQUIREMENTS                                      41

     A.   Parties In Interest Entitled To Vote                42
     B.   Classes Impaired Under The Plan                     43

XIII.                                                 CONCLUSION 43

     A.   Hearing On And Objections To
          Confirmation                                        44
          1.   Confirmation Hearing                           44
          2.   Date Set For Filing Objections To
               Confirmation                                   44
     B.   Recommendation                                      44




                     EXHIBIT LIST


Exhibit 1 -- Reorganization Plan

Exhibit 2 -- Projected Financial Information

Exhibit 3 -- 1995 Audited Financial Statements

Exhibit 4 -- 1996 Audited Financial Statements

Exhibit 5 -- 1997 Unaudited Financial Statements

Exhibit 6 -- Liquidation Analysis


             DISCLOSURE STATEMENT SUMMARY


     This  Summary is intended solely as a  summary  of
matters  described herein. For a complete understanding
of  the  Plan  ("Plan")  you should  read  the  Amended
Disclosure  Statement  ("Disclosure  Statement")    the
Plan, and the exhibits and schedules thereto in their entirety. A copy of the Plan is appended to this Disclosure Statement as Exhibit 1. Capitalized terms used in this Summary are given the meanings ascribed to them in the Disclosure Statement and the Plan.

     The  Reorganization. Cambex Corporation ("Cambex")
filed  a  petition for relief under Chapter 11  of  the
Bankruptcy  Code on October 10, 1997.  On  February  9,
1998,  Cambex filed the Plan and amended  the  Plan  on
March  17,  1998.  The  following Disclosure  Statement
describes   certain  aspects  of  the  Plan,   Cambex's
business plan, and related matters.

     CAMBEX   HAS   CONCLUDED  THAT  THE  RECOVERY   TO
CREDITORS  WILL BE MAXIMIZED BY THE CONTINUED OPERATION
OF  CAMBEX THROUGH APPLICATION OF THE BUSINESS STRATEGY
REFLECTED  IN  THE DISCLOSURE STATEMENT.  THE  PLAN  IS
SUPPORTED  BY THE CREDITORS' COMMITTEE. THE  CREDITORS'
COMMITTEE'S  SUPPORT IS PREDICATED ON CAMBEX'S  ABILITY
TO  DEMONSTRATE  THAT  IT  HAS OBTAINED  THE  FINANCING
REFERENCED   IN   SECTION  V.F.2   OR   HAS   OTHERWISE
DEMONSTRATED THAT IT CAN SATISFY ITS OBLIGATIONS  UNDER
THE PLAN.

Certain Administrative, Priority, Secured and other
          Claims will be paid in Cash. Holders of
          Unsecured Claims have the option of being paid in Cash or a combination of Cash and Common Stock of Cambex. ANY HOLDER OF AN
          UNSECURED CLAIM WHO DOES NOT SPECIFY EITHER
          OPTION SHALL BE DEEMED TO HAVE ELECTED THE
          OPTION TO BE PAID CASH ONLY. Cambex's
          existing equity security holders will retain their stock.
Treatment of Claims and Interests

     Treatment of Claims and Interests under the Plan shall be as follows:

                      Est.             Summary of Treatment
                      Amount
Administrative
Claims                $350,000    (i)  Paid in Cash in full on
  (i) Professional    $  50,000   Consummation Date
fees                              (ii) Paid in ordinary course
      (ii)            $135,000    of business
      Trade payables
      and accruals                (iii)     Paid in Cash in full
      (iii)                       on Consummation Date
      Payments
      required to
      Cure executory
      contracts and
      unexpired
      leases to be
      assumed
Priority Tax Claims   $  50,000   (a) Paid in Cash in full on
                                  Consummation Date, or (b)
                                  deferred Cash Payments, with
                                  interest, over no more than
                                  six (6) years from Assessment,
                                  subject to prepayment in full
                                  or part
Class 1: Other        $  50,000   (a) Paid in Cash on the
Priority Claims                   Consummation Date or (b)
                                  Reinstatement
Class 2: Secured
Claims                (i)         (i) deferred cash payments,
  (i) 2.01 - City     $8,000      with interest, over six (6)
  (ii)    2.02 -      (ii) $-0-   years, subject to prepayment
other                             in full or in part (ii) at the
                                  option of Cambex or
                                  Reorganized Cambex: (a)
                                  retention of lien in
                                  collateral and receipt of
                                  deferred Cash payments
                                  totaling at least unpaid
                                  portion of Claim, of a value,
                                  as of the Consummation Date,
                                  of at least the value of the
                                  holder's interest in the
                                  collateral; (b) abandonment of
                                  collateral to holder; c)
                                  payments or liens amounting to
                                  indubitable equivalent of
                                  value of holder's interest in
                                  collateral; or (d)
                                  Reinstatement
Class 3: General          $15,000     Paid in Cash in full on the
Unsecured Claims      (estimated  Consummation Date
Less than or Equal    claimants
to $500 (Convenience  - 75)
Class)
Class 4: All Other        $5,000,000  (i) Option A. Paid in full in
General Unsecured     (estimated  Cash over thirty (30) months
Claims                claimants   starting six (6) months after
                      - 140)      Consummation Date at a rate of
                                  two and one-half percent (2 1/2%)
                                  of Allowed Claim over first
                                  six (6) months, three and one-
                                  half percent (3 1/2%) over the
                                  next twenty-three (23) months
                                  and four and one-half percent
                                  (4 1/2%) in the last month.
                                  (ii) Option B. Paid in Cash
                                  eighty percent (80%) of
                                  Allowed Claim over thirty (30)
                                  months starting six (6) months
                                  after Consummation Date at a
                                  rate of two percent (2%) over
                                  the first six (6) months and
                                  two and five-sixths percent (2
                                  5/6%) over the next twenty-
                                  four (24) months, plus, for
                                  every one dollar ($1.00) of
                                  Allowed Claim in excess of the
                                  amount payable in Cash (i.e.,
                                  20% of the Allowed Claim), two
                                  shares of Common Stock of
                                  Reorganized Cambex.
Class 5: All Stockholder  N.A.        Stockholders of Cambex will
Interests                         retain their common stock.

     Cambex   Corporation  of  Waltham,  Massachusetts,
develops, manufactures and markets a variety of  direct
access storage products that improve the performance of
large  and midsize computers by manufacturers  such  as
IBM   that   are   used   as  enterprise   servers   by
organizations throughout the world. These products include central and expanded memory, controller cache memory, DASD and disk array systems, disk and tape subsystems and related software products. They are used to enhance the performance of IBM, Sun Microsystems, Hewlett-Packard and Windows NT computer platforms.

     Cambex  has  invested in the development  of  disk
array  products  for  both the enterprise  and  client-
server   storage  sector.  The  result  has  been   the
introduction of major product families that seek to take advantage of the $8 billion annual disk array storage market.

     Cambex's CascadeT memory storage systems generally
are  faster  and  have  larger capacities  (up  to  272
gigabytes  per  string)  than  products  they  replace.
Cambex's   unique  DatasequencingT  architecture   also
provides  a  variety of performance enhancements.  They
include  a three-level cache memory system that enables
Cascade  units  to  eliminate a  common  disk  problem,
called "RPS misses", that occurs when disk array  usage
is  very  high,  and  a four-path access  to  the  3990
controller  that  minimizes  resource  contention   and
performance  degradation. In addition, Cascade  systems
offer   enhanced  environmental  capabilities.  Cascade
products  also  incorporate ESCON support,  record  and
track-level  caching  and  many  significant   extended
functions such as dual copy, remote dual copy (XRC), PPRC, DASD fast-write and DFSMS data set placement and migration.

     Cambex's Centurion is a scalable RAID disk  array;
a  data  center  class  product  for  mission  critical
applications.  Its high-availability  features  include
redundant  disks,  controllers, power  supplies,  fans,
platform  interconnections and airflow and  temperature
sensing  systems eliminating single points of  failure.
In  addition its efficient failover software with large
cache  memory capacity provides high level performance.
Cambex   is   developing  a  fiber  channel   connector
capability for its Centurion product family. This will further enhance the Centurion performance and multi-platform interconnect capability.

     The  recent rapid decline in the price of used IBM
mainframe  memory  has for the IBM 9021  computers  led
Cambex to refocus its development effort on IBM's  CMOS
parallel   enterprise  servers,   which   are   rapidly
replacing older Model 9021 mainframes. Cambex will continue to supply memory for selected mainframes as well as cache memory for IBM 3990 storage control units. It will also continue to develop new products as the memory storage market undergoes changes.
                      DISCLAIMER


ALL  CREDITORS ARE ADVISED AND ENCOURAGED TO READ  THIS
DISCLOSURE  STATEMENT AND THE PLAN  IN  THEIR  ENTIRETY
BEFORE  VOTING  TO  ACCEPT OR  REJECT  THE  PLAN.  THIS
DISCLOSURE  STATEMENT  CONTAINS  SUMMARIES  OF  CERTAIN
PROVISIONS  OF THE PLAN, CERTAIN STATUTORY  PROVISIONS,
CERTAIN EVENTS IN CAMBEX'S CHAPTER 11 CASE, AND CERTAIN
FINANCIAL  INFORMATION. ALTHOUGH CAMBEX  BELIEVES  THAT
THE  PLAN  AND RELATED DOCUMENT SUMMARIES ARE FAIR  AND
ACCURATE,  SUCH SUMMARIES ARE QUALIFIED TO  THE  EXTENT
THAT  THEY  DO  NOT SET FORTH THE ENTIRE TEXT  OF  SUCH
DOCUMENTS OR STATUTORY PROVISIONS.

THE  STATEMENTS CONTAINED IN THIS DISCLOSURE  STATEMENT
ARE  MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN  BE
NO  ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL
BE  CORRECT AT ANY TIME AFTER THE DATE HEREOF.  FACTUAL
INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT  HAS
BEEN  PROVIDED  BY  CAMBEX'S MANAGEMENT,  EXCEPT  WHERE
OTHERWISE  SPECIFICALLY  NOTED.  CAMBEX  IS  UNABLE  TO
WARRANT  OR  REPRESENT  THAT THE INFORMATION  CONTAINED
HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT
ANY INACCURACY OR OMISSION.

THIS   DISCLOSURE  STATEMENT  HAS  BEEN   PREPARED   IN
ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND
RULE   3016(c)  OF  THE  FEDERAL  RULES  OF  BANKRUPTCY
PROCEDURE  AND  NOT  NECESSARILY  IN  ACCORDANCE   WITH
FEDERAL  OR  STATE SECURITIES LAWS OR OTHER  APPLICABLE
LAW.   THIS  DISCLOSURE  STATEMENT  HAS  NEITHER   BEEN
APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE
COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE
ACCURACY   OR  ADEQUACY  OF  THE  STATEMENTS  CONTAINED
HEREIN.  PERSONS OR ENTITIES TRADING IN,  OR  OTHERWISE
PURCHASING,  SELLING,  OR  TRANSFERRING  SECURITIES  OF
CAMBEX   CORPORATION  OR  REORGANIZED   CAMBEX   SHOULD
EVALUATE  THIS  DISCLOSURE STATEMENT AND  THE  PLAN  IN
LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

AS  TO  CONTESTED  MATTERS, ADVERSARY PROCEEDINGS,  AND
OTHER  ACTIONS  OR THREATENED ACTIONS, THIS  DISCLOSURE
STATEMENT  SHALL NOT CONSTITUTE OR BE CONSTRUED  AS  AN
ADMISSION  OF  ANY FACT OR LIABILITY,  STIPULATION,  OR
WAIVER,  BUT  RATHER AS A STATEMENT MADE IN  SETTLEMENT
NEGOTIATIONS.

THIS  DISCLOSURE STATEMENT SHALL NOT BE  ADMISSIBLE  IN
ANY    NONBANKRUPTCY   PROCEEDING   INVOLVING    CAMBEX
CORPORATION OR REORGANIZED CAMBEX, OR ANY OTHER  PARTY,
NOR  SHALL  IT BE CONSTRUED TO BE CONCLUSIVE ADVICE  ON
THE  TAX,  SECURITIES, OR OTHER LEGAL  EFFECTS  OF  THE
CONSUMMATION DATE AS TO HOLDERS OF CLAIMS  AGAINST,  OR
EQUITY INTERESTS IN, CAMBEX CORPORATION.

         DISCLOSURE STATEMENT WITH RESPECT TO
       REORGANIZATION PLAN OF CAMBEX CORPORATION


                    I. INTRODUCTION

Cambex Corporation ("Cambex") hereby submits this disclosure statement (the "Disclosure
          Statement") pursuant to section 1125 of the United States Bankruptcy Code (the
          "Bankruptcy Code"), for use in the
          solicitation of votes on the Reorganization
          Plan (the "Plan") proposed by Cambex, filed with the United States Bankruptcy Court for the District of Massachusetts (the
          "Bankruptcy Court") on February 9, 1998.

     This   Disclosure  Statement  sets  forth  certain
information  regarding  Cambex's pre-petition  history,
significant  events that have occurred during  Cambex's
Chapter  11  Case,  and the anticipated  operations  of
Reorganized  Cambex.  This  Disclosure  Statement  also
describes  the Plan, including certain alternatives  to
the  Plan, certain effects of confirmation of the Plan,
certain risk factors associated with securities  to  be
issued  under  the  Plan,  and  the  manner  in   which
distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims in impaired Classes must follow for their votes to be counted.

     FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND
OTHER  FACTORS  PERTAINING  TO  THE  PLAN,  PLEASE  SEE
"SUMMARY   OF  THE  REORGANIZATION  PLAN,"   "COMPANY'S
BUSINESS  PLAN" (INCLUDING "RISK FACTORS") AND "CERTAIN
OTHER FACTORS TO BE CONSIDERED."

A.   Definitions

     All terms not defined in this Disclosure Statement have the meanings ascribed to them in the Plan (a copy of which is appended hereto as Exhibit 1).

B.   Notice To Holders Of Claims And Holders Of
Interests

     This Disclosure Statement is being transmitted to certain holders of Claims against Cambex. The purpose of this Disclosure Statement is to provide adequate information to enable you, as the holder of a Claim against Cambex, to make a reasonably informed decision with respect to the Plan prior to exercising your right to vote to accept or to reject the Plan.

     On  March  17, 1998, the Bankruptcy Court approved
this Disclosure Statement as containing information  of
a  kind and in sufficient detail adequate to enable the
holders  of  Claims against Cambex to make an  informed
judgment with respect to acceptance or rejection of the
Plan.   THE   BANKRUPTCY  COURT'S  APPROVAL   OF   THIS
DISCLOSURE  STATEMENT  DOES  NOT  CONSTITUTE  EITHER  A
GUARANTY  OF  THE  ACCURACY  OR  COMPLETENESS  OF   THE
INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT  OF  THE
PLAN BY THE BANKRUPTCY COURT.

     ALL   HOLDERS   OF  CLAIMS  AGAINST   CAMBEX   ARE
ENCOURAGED  TO READ THIS DISCLOSURE STATEMENT  AND  ITS
EXHIBITS   CAREFULLY  AND  IN  THEIR  ENTIRETY   BEFORE
DECIDING  TO  VOTE EITHER TO ACCEPT OR  TO  REJECT  THE
PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Case.

     THIS  DISCLOSURE  STATEMENT IS THE  ONLY  DOCUMENT
AUTHORIZED  BY  THE  BANKRUPTCY COURT  TO  BE  USED  IN
CONNECTION WITH THE SOLICITATION OF VOTES ON THE  PLAN.
No  solicitation  of  votes may be  made  except  after
distribution  of  this  Disclosure  Statement,  and  no
person   has   been   authorized  to   distribute   any
information   concerning   Cambex   other   than    the
information contained herein.

     CERTAIN  OF  THE  INFORMATION  CONTAINED  IN  THIS
DISCLOSURE  STATEMENT IS BY ITS NATURE FORWARD  LOOKING
AND  CONTAINS  ESTIMATES, ASSUMPTIONS, AND  PROJECTIONS
THAT  MAY  BE  MATERIALLY DIFFERENT FROM ACTUAL  FUTURE
RESULTS.

     Except  with  respect to the projections  and  pro
forma   opening  balance  sheet  as  of  the  projected
Consummation Date as set forth in Exhibit 2 hereto (the
"Projections")  and  except as  otherwise  specifically
stated  herein,  this  Disclosure  Statement  does  not
reflect  any  events that may occur subsequent  to  the
date hereof and that may have a material impact on  the
information  contained  in this  Disclosure  Statement.
Cambex  and Reorganized Cambex do not intend to  update
the Projections. Thus, the Projections will not reflect
the   impact  of  any  subsequent  events  not  already
accounted   for  in  the  assumptions  underlying   the
Projections. Further, Cambex and Reorganized Cambex  do
not  anticipate  that any amendments or supplements  to
this  Disclosure  Statement  will  be  distributed   to
reflect such occurrences. Accordingly, the delivery  of
this   Disclosure  Statement  shall   not   under   any
circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

     EXCEPT  WHERE  SPECIFICALLY NOTED,  THE  FINANCIAL
INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY  A
CERTIFIED  PUBLIC ACCOUNTANT AND HAS NOT BEEN  PREPARED
IN   ACCORDANCE  WITH  GENERALLY  ACCEPTED   ACCOUNTING
PRINCIPLES.

C.   Solicitation Package

Accompanying this Disclosure Statement are copies of(i) the Plan; (ii) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan; the date, time and place of the hearing to consider the confirmation of the Plan and related matters;
          and the time for filing objections to the confirmation of the Plan (the "Confirmation
          Hearing Notice"); and (iii) one or more
          Ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan. FOR HOLDERS OF UNSECURED CLAIMS, THE
          BALLOT ALSO WILL BE USED TO MAKE THE ELECTION
          BETWEEN BEING PAID CASH OR A COMBINATION OF
          CASH AND COMMON STOCK OF CAMBEX.

D.   Voting Procedures, Ballots, And Voting Deadline

     After   carefully   reviewing   the   Plan,   this
Disclosure  Statement,  and the  detailed  instructions
accompanying   your   Ballot,  please   indicate   your
acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided.
HOLDERS  OF  UNSECURED CLAIMS ALSO  SHOULD  INCLUDE  IN
THEIR BALLOT WHICH PAYMENT OPTION THEY ELECT, CASH OR A
COMBINATION OF CASH AND COMMON STOCK OF CAMBEX, EVEN IF
THEY VOTE TO REJECT THE PLAN.

Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

     IN  ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT
MUST  BE PROPERLY COMPLETED AS SET FORTH ABOVE  AND  IN
ACCORDANCE  WITH THE VOTING INSTRUCTIONS ON THE  BALLOT
AND  RECEIVED NO LATER THAN April 16, 1998 at 4:00 P.M.
EASTERN TIME (THE "VOTING DEADLINE") BY THE VOTING  (OR
BALLOT)  AGENT, WHOSE NAME AND ADDRESS APPEARS  ON  THE
FACE OF THE BALLOT.

     If you have any questions about the procedure for voting your Claim or with respect to the packet of materials that you have received, please contact Cambex at telephone no. (617) 890-6000 (Ext. 299).

     If you have any questions about the amount of your Claim, please contact Cambex at telephone no. (617) 890-
6000 (Ext. 235).

If you wish to obtain, at your own expense, unless otherwise specifically required by Federal
          Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure
          Statement, and the exhibits to such
          documents, please contact Brown, Rudnick,
          Freed & Gesmer, One Financial Center, Boston,
          MA 02111, Attn: Marnie A. Ratner.

     FOR  FURTHER INFORMATION AND INSTRUCTION ON VOTING
TO   ACCEPT   OR   REJECT   THE   PLAN,   SEE   "VOTING
REQUIREMENTS."

E.   Confirmation Hearing And Deadline For Objections
To Confirmation

Pursuant to section 1128(a) of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing for April 23, 1998 at
          10:30 a.m. before the Honorable Carol J.
          Kenner, United States Bankruptcy Judge, in
          Court Room 4, 10 Causeway Street, Boston,
          Massachusetts. The Bankruptcy Court has
          directed that objections, if any, to
          confirmation of the Plan be served and filed on or before April 16, 1998 at 4:00 p.m.
          Eastern Time. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy
          Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

     THE   PLAN  HAS  THE  SUPPORT  OF  THE  CREDITORS'
COMMITTEE.   THE  CREDITORS'  COMMITTEE'S  SUPPORT   IS
PREDICATED ON CAMBEX'S ABILITY TO DEMONSTRATE  THAT  IT
HAS  OBTAINED THE FINANCING REFERENCED IN SECTION V.F.2
OR  HAS OTHERWISE DEMONSTRATED THAT IT CAN SATISFY  ITS
OBLIGATIONS  UNDER  THE  PLAN.  IN  THEIR   VIEW,   THE
TREATMENT  OF  HOLDERS OF CLAIMS  IN  IMPAIRED  CLASSES
UNDER  THE  PLAN  CONTEMPLATES  GREATER  RECOVERY   FOR
HOLDERS OF CLAIMS IN IMPAIRED CLASSES ELIGIBLE TO  VOTE
ON  THE  PLAN  THAN WOULD BE AVAILABLE IN  LIQUIDATION.
ACCORDINGLY, THEY BELIEVE THAT THE PLAN IS IN THE  BEST
INTERESTS OF HOLDERS OF CLAIMS IN SUCH IMPAIRED CLASSES
AND  RECOMMEND THAT ALL HOLDERS OF CLAIMS  IN  IMPAIRED
CLASSES VOTE TO ACCEPT THE PLAN.

         II. HISTORY OF CAMBEX CORPORATION AND
               COMMENCEMENT OF THE CASE

A.   Cambex's Businesses

Cambex is a public reporting company engaged in the business of developing, manufacturing and marketing products that enhance the storage capacity and reliability of IBM mainframe computers and client server computers manufactured by IBM and other companies, such as Hewlett Packard and Sun Microsystems. As of October 10, 1997, Cambex employed approximately 36 people, primarily at its principal facility in Waltham, Massachusetts, which it leases. Cambex's audited financial statements for the years ending December 31, 1995 and 1996, respectively, are annexed hereto as Exhibits 3 and 4, respectively and Cambex's unaudited financial statements for the year ending December 31, 1997 are annexed hereto as Exhibit 5.

B.   Need For Restructuring And Chapter 11 Relief

Cambex's primary business is the creation of additional memory and storage systems for IBM mainframe computers and client server computers manufactured by IBM and others. The market for such memory systems does not mature until twelve to eighteen months after the prospective customer has purchased and utilized much of the storage capacity of its mainframe computer. As IBM creates new models of computers, the requirements for additional memory subsides until such time as the market for new memory for the new computer matures.
          As a result, the market for Cambex's products runs in cycles that lag behind the creation of each new computer.

With the recent introduction of a new IBM mainframe series, Cambex experienced a significant decline in sales of its principal memory storage product. As a result of Cambex's decline in sales and resulting inability to timely pay its vendors and other creditors, some creditors commenced collection actions and sought to attach Cambex's bank accounts.
          Cambex commenced this proceeding in order to stay those creditor actions and to provide for a forum to reorganize.

                II. THE CHAPTER 11 CASE

Following commencement of the Chapter 11 Case, all actions and proceedings against Cambex and all acts to obtain any property of Cambex's
          Estate were automatically stayed under
          section 362 of the Bankruptcy Code. This relief gave Cambex an opportunity to assess and reorganize its business. Described below are some of the important measures taken by Cambex during the Chapter 11 Case.

A.   Operations Of Cambex During The Chapter 11 Case

Since the commencement of this Chapter 11 case, Cambex has further reduced its operating expenses, subleased part of its facilities and aggressively refocused its business strategy to concentrate on multiplatform shared storage solutions. The first model of the advanced cross enterprise storage became beta site ready and the development of the fiber channel open system storage product has progressed on plan. Cambex's field service and customer support operations continued uninterrupted. Rebuilding Cambex's sales force has begun and it is expected to accelerate. Cambex is aggressively pursuing partnerships and establishing reseller channels.

B.   Parties In Interest

     The parties described below have been major parties in interest in the Chapter 11 Case to date.

     1.   Cambex And Its Advisors.

During the course of the Chapter 1 I Case, Cambex has managed its properties and operated its business as debtor-in-possession. Cambex is the Plan Proponent. Cambex has retained
          Brown, Rudnick, Freed & Gesmer as Chapter 11 counsel. Cambex has consulted with its counsel on all aspects of its business, financial restructuring, and operations as a debtor-in-possession in the Chapter 11 Case.

     2.   The Creditors' Committee And Its Advisors

The Creditors' Committee represents general unsecured creditors of Cambex. The Creditors' Committee is comprised of the following creditors holding general unsecured claims: Carlo
          Gavazzi, Inc., Arthur Andersen, LLP, Vitesse
          Semiconductor Corporation, Hitachi Data
          Systems, Boston Edison Company, Digital
          Equipment Inc., EMC Corporation, CIT
          GroupEquipment Financing, Inc., and Hillside
          Associates. Gregory Mazmanian of EMC
          Corporation serves as chair of the Creditors'
          Committee. Goulston & Storrs, P.C. are the attorneys for the Creditors' Committee and Price Waterhouse is the Creditors'
          Committee's financial advisor.

The Creditors' Committee has reviewed Cambex's operations during the pendency of the Chapter
          11 Case and has examined the measures taken by Cambex to reorganize its business as set forth above. The Creditors' Committee has also monitored the proceedings before the Bankruptcy Court and, where appropriate, has advocated the interests of Cambex's creditors by supporting certain motions made by Cambex.
          The Creditors' Committee supports the Plan.
          The Creditors' Committee's support is
          predicated on Cambex's ability to demonstrate that it has obtained the financing referenced in section V.F.2 or has otherwise demonstrated that it can satisfy its obligations under the Plan.

C.   Other Significant Events

     1.   Sublease of Waltham Facility

On January 16, 1998 Cambex entered into a Sublease
          Agreement with a third party pursuant to which Cambex sublet approximately 20,000 square feet in its leased Waltham facility
          (which is approximately 30% of Cambex's total leased space at the Waltham facility). Under the Sublease Agreement, Cambex's subtenant will pay rent at a rate substantially in excess of the rent payable by Cambex under its primary lease for this space.
          Accordingly, the Sublease Agreement relieves
          Cambex of the economic burdens associated with 30% of the leased facility, and further provides Cambex additional revenue based upon a rental rate in the sublease in excess of the rent under the primary lease. By order dated January 30, 1998, the Court approved the Sublease Agreement.

D.   Bar Dates, Notice Of Bar Dates, And Filing Of
Proofs Of Claim

     By  order  dated December 29, 1997 (the "Bar  Date
Order"),  the Bankruptcy Court, pursuant to  Bankruptcy
Rule 3003(c) (3), fixed February 2, 1998 (April 8, 1998 for governmental entities) as the final date for filing certain proofs of Claim in the Chapter 11 Case (the
"Bar Date"). The Bar Date Order also approved, pursuant to Bankruptcy Rule 2002 (a)(8), the form of notice of the Bar Date to be mailed to creditors and other parties in interest. Cambex complied with the Bar Date
Order by serving notice of the Bar Date as required.

     Proofs  of  claim aggregating in  excess  of  $5.7
million  have been filed in the Chapter 11 Case.  Based
upon Cambex's preliminary evaluation of such proofs  of
claim,  Cambex estimates that approximately  $5,000,000
may ultimately be allowed as Unsecured Claims under Class 4. The balance of the Claims are principally
Priority Tax Claims (approximately $50,000) and Class 1
Other Priority Claims (approximately $50,000). Cambex intends to file its objections to Disputed Claims prior to the Confirmation Date. The aggregate amount of Claims likely to be filed arising from rejection of executory contracts and unexpired leases is unknown.
The process of Cambex's evaluation of, objection to, and resolution of proofs of claim may continue after the Confirmation Date, and Cambex cannot estimate accurately the amount of Claims that will become
Allowed Claims.

The Plan provides for a Distribution Reserve with respect to Disputed Claims, as more particularly described in Section VI.E of this Disclosure Statement.

      IV. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cambex has prepared unaudited financial statements for the year ended December 31, 1997 and management's discussion and analysis compares these results with the audited results for the year ended December 31, 1996.

A.   Results of Operations for the Years Ended December
     31, 1997 and December 31, 1996.

Revenues

Total revenues were $9,762,000 and $22,917,000 in 1997
          and 1996, respectively. Cambex's revenues for the mainframe memory products for the IBM
          ES/902l declined significantly in 1997.
          Historically, Cambex's mainframe memory
          revenues have been cyclical, dependent on the technological changes initiated by IBM.
          During 1997, IBM introduced a new CMOS
          mainframe processor, and as a result,
          customers reduced their purchases of
          incremental memory for the ES/9021 machines.
          The demand for additional memory usually lags the introduction of new generations of mainframes by twelve to eighteen months.
          Cambex had planned to balance the decline in mainframe memory revenues by selling mainframe and client/server disk storage products. Initial shipments of Cambex's mainframe disk storage product (Cascade) experienced operating problems, which required additional time to resolve. These problems were corrected by the end of 1997.

Costs and Expenses

     Cambex has reduced its general level of expenses since 1994 as a result of decreasing annual revenues.
The total number of employees at the end of each of the years 1994, 1995 1996 and 1997 was 160, 140, 80, and
34, respectively. These staff reductions have impacted all functional areas and should be considered when analyzing comparative financial statements.

     Cost of Sales as a percentage of revenues was  96%
and  75%  in  1997  and 1996, respectively.  The  major
reason  for  the increased cost of sales percentage  is
the decrease in total revenues and the resulting effect
of  fixed overhead costs. Inventory write-downs in 1997
and  1996 were approximately $2,700,000 and $3,000,000,
respectively.  Their  effect  on  the  cost  of   sales
percentage   was  28%  and  13%  in  1997   and   1996,
respectively.

     Research and development expenses represented  24%
($2,371,000)  and 15% ($3,433,000) in  1997  and  1996,
respectively. The decrease in total expenses is due mainly to reduced staffing.

     Sales,  general and administrative  expenses  were
$4,713,000   and   $8,985,000   in   1997   and   1996,
respectively.   The  reduction  in  expenses   is   due
primarily to lower staffing levels.

Other Income and Expense

Cambex recognized a net expense of $1,822,000 in 1996, which was entirely due to amortization of a technology license and marketing agreement that was acquired in 1992. The amortization was over a five year period, ending in 1996.
          Cambex recognized a net expense of $339,000
          in 1997, of which approximately $200,000 relates to accrued professional services in conjunction with the Chapter 11 services.
          Cambex recorded $244,000 in interest expense in 1996, which was related to a revolving credit agreement with a bank. The entire balance of the outstanding loan was repaid in February 1997.

Income Taxes

Cambex recorded no income tax provision or credit in 1997 and a $200,000 net credit in 1996.

Net Income (Loss)

Cambex incurred a net loss of $7,038,000, or $.78 per share, in 1997 and a net loss of $8,632,000, or $.96 per share, in 1996.

B.   Liquidity and Capital Resources

Cambex's ability to fund its long term operations is dependent on several factors, including the formulation and confirmation of a viable reorganization plan and Cambex's ability to achieve the revenues set forth in the Projections attached to this Disclosure
          Statement as Exhibit 2 and attract additional funding through private financing. There can be no assurance that adequate operating funds will be generated from operations or that additional funding can be obtained on acceptable terms.

     Operating activities generated $1,534,000 of  cash
in  1997,  which was due to a refund of federal  income
tax  of approximately $2,300,000. The 1997 net loss  of
$7,038,000    included   non-cash   depreciation    and
amortization  of  $648,000.  In  1996,  $1,358,000  was
generated   from  operations  and  the  net   loss   of
$8,632,000    included   non-cash   depreciation    and
amortization  of  $1,500,000. In 1997,  Cambex  reduced
inventory by $4,622,000, of which, $2,700,000  was  due
to   write-downs.  Accounts  receivable  decreased   by
$655,000 in 1997.

Accounts payable increased by $820,000 in 1997 and accrued expenses decreased by $404,000.

     During 1997, Cambex used $1,775,000 in financing activities, which was repayment under the revolving credit agreement.

     At December 31, 1997 and 1996, Cambex had cash and
cash   equivalents  totaling  $425,000   and   $616,000
respectively. At December 31, 1997, Cambex had negative working capital of $3,606,000, whereas it had positive working capital of $3,l59,000 at December 31, 1996.

     In   the  event  the  Plan  is  confirmed  by  the
Bankruptcy  Court,  continuation  of  Cambex's  storage
business  after  reorganization is dependent  upon  the
success  of  future operations and Cambex's ability  to
meet  obligations  as they become  due.  The  financial
statements have been prepared on a going concern basis,
which    contemplates   continuity    of    operations,
realization of assets and liquidation of liabilities in
the  ordinary  course of business. As a result  of  the
reorganization proceedings, Cambex may have to sell  or
otherwise  dispose  of assets and liquidate  or  settle
liabilities  for amounts other than those reflected  in
the  financial statements. The financial statements  do
not give effect to adjustments to the carrying value of
assets,  or  amount and reclassification of liabilities
that  might  be  necessary as a  consequence  of  these
bankruptcy  proceedings. The appropriateness  of  using
going concern accounting is dependent upon, among other
things,  confirmation  of  a  plan  of  reorganization,
success of future operations and the ability of  Cambex
to   generate  sufficient  cash  from  operations   and
financing sources to meet its obligations. There can be no assurance that any of these events will occur.

               V. CAMBEX'S BUSINESS PLAN

A.   General

     Cambex   develops,  manufactures  and  markets   a
variety of direct access storage products for large and
midsize  computers  offered by IBM and  IBM  compatible
manufacturers  as  well as other server  manufacturers,
such  as  Sun Microsystems, Hewlett Packard and Windows
NT  platforms suppliers. These products include central
and   expanded  memories,  cache  memories   for   disk
controllers and RAID disk array subsystems to improve the performance of enterprise and client servers.

B.   Cambex's Business Strategy

     Cambex  has  been  a  long-standing  supplier   of
memories for IBM large-scale mainframe computers. After
a   five-year   downturn,  the  mainframe   market   is
experiencing an emerging revival as the mainframes  are
increasingly used as enterprise servers.  At  the  same
time,  the  UNIX  and Windows NT based  server  markets
continue their rapid growth. Cambex's business strategy
is  based on the coexistence of the mainframe and  open
systems  (MVS  and UNIX - Windows NT)  markets.  Cambex
intends  to  take advantage of the growing  market  for
computer  storage  which  is  being  fueled   by   vast
appetites for storage to support the year 2000 problem,
the  migration  to data sharing and the focus  on  data
warehousing. The products presently offered and  short-
term   product  plans  described  below  indicate   the
increased  emphasis on high-availability  multiplatform
RAID   disk  array  products  enhanced  by  value-added
software solutions.

C.   Products

     Cambex offers a full range of direct access storage solutions to satisfy the needs of the customer.
The specific products providing these solutions are:

     1.   Add-in  Memories. The STOR/9000 memories  for
          the  IBM 9672 CMOS and the E5/9000 Model 9021
          mainframe computers, Cache Memories  for  the
          IBM 3990 Model 3 and Model 6 and the IBM 9390
          Disk     Controllers    increase     computer
          performance  and  productivity  in   a   cost
          effective   way.   Although   the   mainframe
          computer  market had been in a steep  decline
          between 1992 and 1997, a resurgence began  to
          occur  in 1997 with the introduction  of  the
          cost-effective   IBM  9672   CMOS   Mainframe
          Computers.  These mainframes are increasingly
          used  as  main enterprise servers for  client
          server  networks. The memory market typically
          lags  the mainframe processor market by about
          18   months,   since  users  have  sufficient
          capacity   of  memory  available  for   their
          initial applications with the installation of
          the    central   processor.   As   the   user
          applications   increase,  needs   arise   for
          additional memory. Cambex expects the CMOS memory market to emerge in 1998.

     2.   Mainframe  or Enterprise Server Disk  Storage
          Products. Cambex offers RAID (Redundant Array
          of  Inexpensive Disks) Storage  Arrays  which
          attach to IBM or IBM compatible mainframes or
          servers.  Cambex's newest Cascade  XE  cross-
          enterprise  storage  can  be  shared  between
          mainframe  (MVS, VM) and open  systems  (UNIX
          and   Windows  NT)  applications  under  user
          control. Cambex believes that the Cascade  XE
          is  an  ideal  solution  for  the  Year  2000
          Testing   Problem  since  it   protects   the
          customer's    investment    due    to     its
          migratability to open systems storage with high degree of scalability. The Cascade RAID products enable users to fully utilize all disk controller and software options features provided by IBM while taking advantage of the product's multiplatform capability.

     3.   Open  Systems Disk Arrays. Cambex's Centurion
          is  a scalable RAID disk array; a data center
          class    product    for   mission    critical
          applications. Its high-availability  features
          include  redundant disks, controllers,  power
          supplies, fans, platform interconnections and
          airflow   and  temperature  sensing   systems
          eliminating single points of failure. In addition its efficient failover software with large cache memory capacity provides high level performance.

     4.   Cambex's   proprietary   Centurion    Storage
          Manager. The Centurion Storage Manager  is  a
          GUI  application which enables the  Centurion
          disk arrays to be configured and reconfigured
          rapidly    for    changing    workloads    on
          heterogeneous   platforms.  The   motif-based
          graphical  Storage Manager  also  lets  users
          schedule batch jobs, monitor storage and then
          operations   such   as   triple-level   fault
          indication,  and  initiate dual  simultaneous
          controller paths, or active-active controller
          mode.   The  Centurion  Storage  Manager   is
          currently  available on SUN Solaris  and  IBM
          AIX platforms and is expected to be available for Windows NT in the near future.

     Cambex expects to have Fiber Channel interface for the Centurion products in the second half of 1998. This fiber channel capability will further enhance the performance and multiplatform interconnectivity of the Cambex disk array product family.

D.   Competition

Competition in the direct access storage market is intense. Many of Cambex's competitors are much larger and have significantly greater resources to develop products and provide the necessary sales coverage to gain market acceptance. In the memory field, Cambex competes with IBM and computer brokers and certain leasing companies who offer used IBM memory to users of mainframe computers. In the mainframe and cross enterprise disk storage market, Cambex competes with EMC
          Corporation, IBM, Hitachi and Amdahl
          Corporation. In the open system RAID disk array market, the major competition are the suppliers of open system servers, in addition to EMC, Data General, Digital Equipment, MTI
          Technology, Storage Computer and a number of other firms for various applications.

E.   Management

     1.   Executive Compensation

The following table provides certain summary information concerning compensation paid or accrued by Cambex to or on behalf of Cambex's
          Chief Executive Officer and each of the other executive officers of Cambex (determined as of the end of the last fiscal year) for the fiscal years ended December 31, 1997, December 31, 1996 and August 31, 1995.

              Summary Compensation Table

                  Annual Compensation

Commissions
                                Salary  Salary   and
Incentive
Name and Position        Year    Paid    Deferred(1)
Bonuses

Joseph F. Kruy           1997 $ 136,270  $ 63,730    $
-
Chairman, President and CEO   1996     $ 200,000 $   -
$                        -
                         1995 $ 195,385  $ -         $
8,962

Sheldon M. Schenkler     1997 $  96,091  $ 13,909    $
-
Vice President of Finance and 1996     $ 110,000 $   -
$                        -
Chief Financial Officer  1995 $ 110,000  $ -         $
1,680

                         Long Term Compensation Awards
                                                  All
Other
Name and Position        Year      Options (#)
Compensation (2)

                         1997        -                -
Joseph F. Kruy           1996        -            $ 3,854
Chairman, President and CEO         1995          -   $     2,250

Sheldon M. Schenkler     1997        -
Vice President of Finance and       1996
10,000                   $         3,237
Chief Financial Officer  1995        -            $ 1,832

(1)  Salary Deferred is a prepetition obligation of the
     Debtor  and  will  be paid as an  unsecured  claim
     pursuant   to   the  Plan  (and  to   the   extent
     applicable, a portion may be treated as a priority claim under Section 507(a)(3)).

(2) Cambex contribution in Cambex Common Stock on officer's behalf to Cambex's 401(k) Plan.

     2.   Security Ownership of Certain Beneficial
     Owners and Management

                         (#) Shares of Common
                       Stock Beneficially Owned
Name                   as of December 31, 1997 Percent of Class

Joseph F. Kruy               1,404,940(1)           15.43%
Philip C. Hankins               106,358             1.17%
C.V. Ramamoorthy                99,156              1.09%
Robert Spain                      0                   0%
Sheldon M. Schenkler          10,900(2)             0.11%
All directors and executive officers as a        1,621,354(3)    17.80%
group (5 persons)

(1)  Includes  56,250 shares owned by Mr. Kruy  as  co-
     trustee   for  his  wife  and  children.  Excludes
     960,194 shares held by CyberFin Corporation, which is owned by Mr. Kruy's son. Mr. Kruy disclaims any beneficial interest in such shares.

(2) Excludes 31,100 shares as to which options are exercisable currently or within 60 days, of which none are in-the-money options.

(3) Directors and officers have shared investment power with respect to 56,250 shares and sole voting power with respect to 1,565,104 shares.

3.   Director Compensation

Directors who are not employed by Cambex receive an annual fee of $ 10,000 and a fee of $1,000 for each meeting of the Board attended.

F.   Risk Factors

     In  addition  to  the  other information  in  this
Disclosure Statement, the following factors  should  be
considered   carefully  in  evaluating  the  securities
proposed to be issued under the Plan as described in this Disclosure Statement.

     1.   History of Operating Losses

Cambex experienced significant operating losses in 1995, 1996 and 1997. As set forth in the Projections attached to this Disclosure
          Statement as Exhibit 2, Cambex expects to be profitable in 1998. Cambex's ability to achieve profitable operations is dependent in large part on Cambex's ability to successfully market its memory systems for the most recent generation of IBM mainframe computers and to continue to penetrate its disk storage markets, now occupied by larger and financially stronger competitors.

     2.   Future Funding Needs; Uncertainty of Future
Funding

     Cambex  will require additional funds in order  to
continue  operations after it emerges from Chapter  11.
Cambex  intends to seek such additional funding through
either  equity or debt financing. Presently, Cambex  is
in   negotiation   with  potential  sources   of   such
financing. There can be no assurance, however, that additional financing will be available from any of these sources, or if available, will be available on acceptable terms.

     3.   Competition and Technology Change

     Competition  in  the  memory field  and  the  disk
storage market is intense and is subject to significant
technological change. Many of Cambex's competitors  are
much larger and have significantly greater resources to
develop  products  and  provide  the  necessary   sales
coverage to gain market acceptance. There can be no assurance that Cambex's competitors will not succeed in developing technologies and products that are more effective than any of which are now being sold or developed by Cambex or which would render Cambex's technology and products obsolete and not competitive.

     4.   Uncertain Public Market for Common Stock

     Due  to  Cambex's failure to satisfy  the  minimum
listing   requirements,  Cambex's  common   stock   was
delisted  by  the  National Association  of  Securities
Dealers  ("NASD") from trading on the  Nasdaq  National
Market in July 1997. Since that time, there has been only sporadic trading in the "pink sheets" over-the-counter market and the Nasdaq OTC Bulletin Board, with low average daily volume. Cambex may apply for re-listing of the Common Stock on the Nasdaq National
Market as soon as practicable after such time that Cambex satisfies the listing requirements. There can be no assurance that Cambex ever will satisfy the listing requirements or that an active trading market ever will `develop after confirmation of the Plan, or that any or a significant number of brokerage firms will make a market in Cambex's shares. See "Certain Securities Law
Aspects of the Plan."

        VI.  SUMMARY OF THE REORGANIZATION PLAN

THIS  SECTION  PROVIDES A SUMMARY OF THE CLASSIFICATION
AND    TREATMENT   OF   CLAIMS   AND   INTERESTS,   AND
IMPLEMENTATION  OF THE PLAN, AND IS  QUALIFIED  IN  ITS
ENTIRETY BY REFERENCE TO THE PLAN, WHICH IS APPENDED TO
THIS  DISCLOSURE STATEMENT AS EXHIBIT  1,  AND  TO  THE
OTHER EXHIBITS ATTACHED THERETO.

A.      Certain    Matters   Regarding    Organization,
Classification, And Treatment Of Claims And Interests

     1.   Organization And Classification

All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in Classes as follows:

          (a)  Unimpaired Classes Of Claims (not
entitled to vote on the Plan)

               (i)  Class 1: Other Priority Claims

               Class 1 consists of all Priority
Employee Claims.

               (ii) Class 3: General Unsecured Claims
Less Than or Equal to $500

               Class 3 consists of all General
               Unsecured Claims less than or
               equal to $500.

          (b)  Impaired Classes Of Claims (entitled to
vote on the Plan)

               (i)  Class 2: Secured Claims

               Class 2 consists of all Secured Claims,
               including the City Secured Claim and
               other Secured Claims, if any. Each
               holder of a Class 2 Secured Claim shall
               be treated as a separate class for all
               purposes under the Plan.

               (iii)     Class 4: All Other General
Unsecured Claims,.

               Class 4 consists of all General
Unsecured Claims over $500.

          (c)  Unimpaired Class Of Interests (not
entitled to vote on the Plan)

               Class 5: All Interests

               Class 5 consists of all Common Stock
Interests.

     2.   Treatment Of Claims And Interests

               a.   Unclassified Claims

               (i)  Administrative Claims

               Administrative Claims include (i) fees owed to professionals in the Chapter 11 Case (estimated to be approximately $350,000); (ii) wages, salaries and commissions, debt incurred in the ordinary course of business, and taxes owing, for any period after the commencement of the Chapter 11 Case (estimated to be approximately $50,000); and (iii) payments required to Cure executory contracts and unexpired leases to be assumed (estimated to be $135,000).

               On  the  Consummation Date, or  as  soon
thereafter  as  practicable, a  holder  of  an  Allowed
Administrative    Claim   shall   receive    in    full
satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (a)
Cash  equal  to  the  unpaid portion  of  such  Allowed
Administrative Claim, or (b) such other treatment as to which CAMBEX or REORGANIZED CAMBEX and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by CAMBEX in the ordinary course of its business during the Chapter 11 Case shall be paid by REORGANIZED CAMBEX in accordance with the terms and conditions of any agreements relating thereto.

               There  may  be  disputes concerning  the
applicable  Cure  amount  with  respect  to   executory
contracts or unexpired leases to be assumed (or assumed
and assigned) under the Plan. The Court has established
a  bar  date  for  filing objections to assumption  (or
assumption   and   assignment)  of  such   leases   and
contracts, including any disputes as to applicable Cure amounts. Assumption or assumption and assignment of contracts and leases will require payment of Cure amounts, as determined by the Bankruptcy Court, where a dispute exists.

               (ii) Priority Tax Claims

               CAMBEX believes that the total amount of Allowed Priority Tax Claims will not exceed $50,000.

               On  the  Consummation Date, or  as  soon
thereafter  as  practicable, a  holder  of  an  Allowed
Priority Tax Claim shall be entitled to receive in full
satisfaction, settlement, release, and discharge of and
in  exchange  for  such  Allowed  Priority  Tax  Claim,
either,  at the option of REORGANIZED CAMBEX, (a)  Cash
equal  to  the unpaid portion of such Allowed  Priority
Tax  Claim,  or  (b)  deferred  Cash  payments  in   an
aggregate principal amount equal to the unpaid  portion
of  such  Allowed  Priority  Tax  Claim  plus  interest
thereon  at  a rate to be determined by the  Bankruptcy
Court  from the Consummation Date through the  date  of
payment  thereof,  or (c) such other  treatment  as  to
which  REORGANIZED  CAMBEX and such holder  shall  have
agreed  upon in writing. If deferred Cash payments  are
made  to  a  holder of an Allowed Priority  Tax  Claim,
payments   of  principal  shall  be  made   in   annual
installments, each such installment amount being  equal
to ten percent (10%) of such Allowed Priority Tax Claim
plus accrued and unpaid interest with the first payment
to   be  due  on  the  Consummation  Date  or  as  soon
thereafter  as practicable, and subsequent payments  to
be  due on the anniversary of the first payment date or
as   soon   thereafter  as  is  practicable;  provided,
however, that any installments remaining unpaid on  the
date that is six (6) years after the date of assessment
of  the  tax that is the basis for the Allowed Priority
Tax  Claim  shall  be  paid on the first  Business  Day
following  such  date, together with  any  accrued  and
unpaid  interest to the date of payment; and  provided,
further, that REORGANIZED CAMBEX reserves the right  to
pay  any  Allowed Priority Tax Claim, or any  remaining
balance  of any Allowed Priority Tax Claim, in full  at
any  time  on  or after the Consummation  Date  without
premium  or  penalty; and provided,  further,  that  no
holder  of  an  Allowed Priority  Tax  Claim  shall  be
entitled  to  any  payments  on  account  of  any  pre-
Consummation  Date  interest  accrued  on  or   penalty
arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

               b.   Unimpaired Classes Of Claims

               (i)  Class 1 : Other Priority Claims

               Other Priority Claims include Claims other than Administrative Claims and Priority Tax
Claims entitled to priority under Section 507(a) of the Bankruptcy Code. Such Claims include up to $4,000 of wage and salary (including vacation and severance)
Claims of employees earned within ninety (90) days before the Petition Date. CAMBEX estimates that the total amount of Allowed Other Priority Claims, that have not previously been paid pursuant to order of the Bankruptcy Court, will not exceed $50,000.

               On the Consummation Date, or as soon thereafter as practicable, a holder of an Allowed Class
1 Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Claim (a) Cash equal to the unpaid amount of such Allowed Class I Claim, or (b) such other treatment as to which CAMBEX or REORGANIZED CAMBEX and such holder shall have agreed upon in writing; or (c) at the option of REORGANIZED CAMBEX, such Claims shall be Reinstated.

               (ii) Class 3: General Unsecured Claims
Less Than Or Equal to $500

               CAMBEX estimates that the total amount of Allowed Class 3 General Unsecured Claims is $15,000.

               A  holder  of an Allowed Class  3  Claim
shall   receive,  in  full  satisfaction,   settlement,
release, and discharge of and in exchange for such Allowed Class 3 Claim, Cash payments totaling 100% of its Allowed Class 3 Claims on the Consummation Date, or as soon thereafter as practicable.

          c.   Impaired Classes Of Claims

          (i)  Class 2: Secured Claims
               Class 2.01 City Secured Claim

          The City purports to be the holder of a lien for unpaid real estate taxes on certain undeveloped land in the City of Poughkeepsie, New York. As of the Petition Date, the unpaid real estate taxes were approximately $6,500. Approximately $3,000 has accrued unpaid since the Petition Date.

     In  full  satisfaction, settlement,  release,  and
discharge of and in exchange for its Allowed Class 2.01
Claim and any and all other Claims of the City, secured
or  unsecured,  the  City shall receive  deferred  Cash
payments  over  three  (3) years,  in  equal  quarterly
installments  of  principal, plus  accrued  and  unpaid
interest from the Consummation Date through the date of
payment  thereof, with the first payment to be  due  on
the   Consummation  Date  or  as  soon  thereafter   as
practicable,  and subsequent payments to  be  due  each
quarter   thereafter.  The  City   shall   retain   the
collateral securing its claim.

                    Classes 2.02 et seq. Other Secured
Claims

               CAMBEX  does not believe that there  are
any Other Secured Claims. Each Other Secured Claim,  if
any,  shall be classified as a subclass under  Class  2
(which for all purposes, including voting, under the Plan shall be considered a separate class).

               On  the  Consummation Date, or  as  soon
thereafter  as  practicable, the holder of  an  Allowed
Class  2.02  Claim,  in full satisfaction,  settlement,
release  and  discharge of and  in  exchange  for  such
Allowed Class 2.02 Claim, shall, in the sole discretion
of  REORGANIZED  CAMBEX, (a) retain its  liens  in  the
collateral  securing the holder's  Allowed  Class  2.02
Claim  and  receive deferred Cash payments totaling  at
least  the  unpaid portion of such Allowed  Class  2.02
Claim,  of a value, as of the Consummation Date,  equal
to  the value of such holder's interest in the Estate's
interest  in  the collateral securing  the  Class  2.02
Claim,  (b)  upon  abandonment  by  REORGANIZED  CAMBEX
receive  and retain the collateral securing  the  Class
2.02 Claim, (c) receive payments or liens amounting  to
the   indubitable  equivalent  of  the  value  of  such
holder's interest in the Estate's interest in the collateral securing the Class 2.02 Claim, (d) be Reinstated, or (e) receive such other treatment as CAMBEX and such holder shall have agreed upon in writing as announced at or prior to the Confirmation
Hearing.

               (ii)  Class 4: General Unsecured  Claims
Exceeding $500

               Class 4 Claims filed or deemed filed, including Disputed Claims, amount to approximately $5.5 million in the aggregate. CAMBEX believes that certain of these Claims are invalid or overstated, and intends to file an objection to such Disputed Claims. There may also be additional Claims filed as a result of the rejection of executory contracts and unexpired leases to be rejected under the Plan. The aggregate amount of such additional rejection Claims is unknown. CAMBEX believes that the aggregate amount of Claims that will be Allowed Class 4 Claims is not more than $5 million.

               A  holder of a Class 4 Claim (Allowed or
Disputed), in full satisfaction, settlement, release, and discharge of and in exchange for such Class 4 Claim
(to  the  extent  such claim is or becomes  an  Allowed
Class 4 Claim), may elect, at the time such holder casts its ballot, treatment under either Class 4 Option
A  or  Class 4 Option B, as described below. ANY HOLDER
OF  A  CLASS 4 CLAIM WHO DOES NOT MAKE SUCH AN ELECTION
SHALL BE DEEMED TO HAVE ELECTED CLASS 4 OPTION A.

          a.   Class 4 Option A.

          A  holder  electing treatment under  Class  4
Option A shall receive Cash payments totaling 100% of such Allowed Class 4 Claim, without interest, in thirty
(30) consecutive monthly payments, with the first such payment to be made on the date six months after the Consummation Date, and succeeding payments on the same day of each month thereafter until paid. The first six
(6) payments shall be equal to two and one-half (2.5%) percent of such Allowed Class 4 Claim; the next twenty-three (23) payments shall be equal to three and one-half (3.5%) percent of such Allowed Class 4 Claim; and the last payment shall be equal to four and one-half
(4.5%) percent of such Allowed Class 4 Claim. See discussion at the end of the next paragraph as to the benefits and risks to holders of Unsecured Claims of Class 4 Option A and Class 4 Option B.

          b.   Class 4 Option B.

          A  holder  electing treatment under  Class  4
Option  B shall receive (i) Cash payments equal to  80%
of  such  Allowed Class 4 Claim on the terms  described
below  (the  "Cash Portion"); and (ii)  two  shares  of
Cambex  Common  Stock for every one dollar  ($1.00)  of
such  Allowed  Class  4 Claim in  excess  of  the  Cash
Portion  (i.e., 20% of the Allowed Class 4 Claim)  (the
"Stock  Portion").  The  Cash Portion  shall  be  paid,
without  interest,  in thirty (30) consecutive  monthly
payments, with the first such payment to be made on the
date  six  (6) months after the Consummation Date,  and
succeeding  payments  on the same  day  of  each  month
thereafter until paid. The first six (6) payments shall
be  equal to two percent (2%) of such Allowed  Class  4
Claim; and the next twenty-four (24) payments shall be equal to 2 5/6% of such Allowed Class 4 Claim. The
Stock Portion shall be issued on the Consummation Date, or as soon as practicable thereafter.

          A holder that elects Class 4 Option A will be
paid  100%  of  its  Allowed  Class  4  Claim,  without
interest. A holder that elects Class 4 Option B, on the
other  hand, will not receive Cash payments from Cambex
for  the full amount of its Allowed Class 4 Claim,  but
will  receive Cash payments equal to 80% of its Allowed
Class  4  Claim,  without interest, and  Cambex  stock.
There  is  no  certainty  that holders  that  elect  to
receive  Cambex  stock ever will receive  any  more  of
their  Allowed Class 4 Claim on account of  the  Cambex
stock. However, if Cambex succeeds, holders that  elect
Class  4  Option  B  may, by virtue of  holding  Cambex
Common  Stock, participate in that success.  In  making
the   election,  holders  of  Class  4  Claims   should
carefully review Section V.E.4 (Uncertain Public Market
for  Common  Stock) and VIII.D (Absence of  Market  for
Securities). If the exit financing for the Debtor is to
be  equity  financing,  each holder  electing  Class  4
Option  B  will be given the opportunity to change  its
election  to  Class  4  Option  A  after  receiving   a
description of the terms of the equity financing. Those
terms shall be distributed to holders electing Class  4
Option B by Federal Express on the day following  entry
of the order confirming the Plan, and such holders will
have  a  period  of fourteen (14) calendar  days  after
receipt  thereof to change their election  to  Class  4
Option A. The form of disclosure of the terms of the equity financing shall be filed by the Debtor no later than April 20, 1998 at 12:00 p.m. and any issues as to the adequacy thereof shall be heard at the Confirmation
Hearing.

          c.   Issuance of Common Stock;

          On  the  Consummation Date shares  of  Common
Stock shall be issued to the Disbursing Agent and held in the Distribution Reserve in accordance with Article
X of the Plan, for the benefit of the holders of Disputed Class 4 Claims, in sufficient number to satisfy the requirements of Class 4 Option B with respect to such Disputed Claims.

          d.   Unimpaired Class Of Interests

          Class 5: Common Stock Interests

          Holders of Common Stock Interests shall
retain their Common Stock.

B.   Directors And Officers

The current board of directors of CAMBEX, made up of the following individuals, shall continue to serve as the board of directors of REORGANIZED CAMBEX:

                   Philip C. Hankins
                    Joseph F. Kruy
                 Dr. C. V. Ramamoorthy
                   Dr. Robert Spain

The executive officers of REORGANIZED CAMBEX shall be:

                    Joseph F. Kruy
                     Edward Hughes
                   Sheldon Schenkler
                    Arthur Ziskend

C.   Revesting Of Assets

All property of CAMBEX transferred or to be transferred to REORGANIZED CAMBEX pursuant to the Plan shall vest in REORGANIZED CAMBEX free and clear of all liens, encumbrances, Claims and Interests, except as otherwise expressly provided in the Plan or the Confirmation
          Order. Thereafter, REORGANIZED CAMBEX may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court.
          Without limiting the foregoing, REORGANIZED
          CAMBEX may, without application to or
          approval by the Bankruptcy Court, pay fees that are incurred after the Confirmation Date for professional services and expenses.

D.   Description Of Securities To Be Issued In
Connection With The Plan; Limitation on Stock Options

     1.   Common Stock

The principal terms of the Common Stock to be issued by REORGANIZED CAMBEX under the Plan shall be as follows:

     Par Value                     $.10 per share
     Voting                        One vote per share
     Preemptive Rights             None
     Transfer Limitations          None

     2.   Limitation on Issuance of Stock Options

          Until such time as holders of Allowed Class 4
Claims that have elected treatment under Class 4 Option
B  have  been  paid in Cash an amount  equal  to  fifty
percent  (50%)  of their Allowed Class  4  Claims,  the
following  limitations shall apply to the  issuance  of
stock  options to officers, directors and employees  of
Reorganized  Cambex: (i) Reorganized Cambex  may  issue
stock  options  exercisable for no more than  1,000,000
shares of Common Stock, and (ii) the stock options must
be  exercisable at a price which is not less  than  the
greater  of(a) $.50 per share of Common Stock  and  (b)
the  market value per share of the Common Stock at  the
time of the issuance of the options; provided, however,
that    notwithstanding   the   foregoing   limitation,
Reorganized Cambex may issue stock options exercisable for no more than 500,000 shares (in addition to the 1,000,000 shares described in the foregoing limitation) without any price limitation, provided further that no stock options with respect to such 500,000 shares may be issued to Joseph F. Kruy, the President of Cambex
(or any Person that he owns or controls). None of the foregoing limitations shall apply after holders of Allowed Class 4 Claims electing treatment under Class 4
Option  B  have  received cash equal to  fifty  percent
(50%) of their Allowed Class 4 Claims.

E.   Distributions Under the Plan

     1.   Delivery Of Distributions

     Distributions to holders of Allowed Claims shall be made by the Disbursing Agent (a) at the addresses set forth on the proofs of claim filed by such holders
(or at the last known addresses of such holders if no proof of claim is filed or if CAMBEX or REORGANIZED
CAMBEX has been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim, or (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address.

     If   any  holder's  distribution  is  returned  as
undeliverable, no further distributions to such  holder
shall be made unless and until the Disbursing Agent  is
notified  of  such  holder's then current  address,  at
which  time all missed distributions shall be  made  to
such  holder  without interest. Amounts in  respect  of
undeliverable distributions made through the Disbursing
Agent  shall  be returned to REORGANIZED  CAMBEX  until
such   distributions  are  claimed.  All   claims   for
undeliverable distributions shall be made on or  before
the   second   anniversary  of   the   date   of   such
distribution. After such two-year period  with  respect
to  any distribution, all property then unclaimed shall
revert  to  REORGANIZED CAMBEX and  the  claim  of  any
holder or successor to such holder with respect to such
property   shall  be  discharged  and  forever   barred
notwithstanding any federal or state escheat laws to the contrary.

     2.   Procedures For Resolving And Treating
          Disputed And Contingent Claims And Interests

          a.   No Distributions Pending Allowance

          Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, provided, however, where an objection is made only to a portion of a Claim and no timely objection is made to the balance of such Claim, such undisputed balance shall be treated as an Allowed Claim for purposes of distribution.

          b.   Distribution Reserve

          The   Disbursing  Agent  shall  withhold  the
Distribution  Reserve from the Cash and other  property
to  be  distributed under the Plan. As to any  Disputed
Claim,  upon  a  request for estimation  by  CAMBEX  OR
REORGANIZED   CAMBEX,   the  Bankruptcy   Court   shall
determine what amount is sufficient to include  in  the
Distribution  Reserve. CAMBEX shall request  estimation
for  every Disputed Claim that is unliquidated and  the
estimated  amount  of  such Claims  shall  be  used  to
compute the Distribution Reserve. If CAMBEX elects  not
to request such an estimation from the Bankruptcy Court
with  respect  to a Disputed Claim that is  liquidated,
the  Distribution Reserve shall be computed based  upon
the  Face  Amount  of such Claim. The Disbursing  Agent
shall  also  place  in  the  Distribution  Reserve  any
dividends,  payments,  or other distributions  made  on
account  of,  as well as any obligations arising  from,
the property withheld as the Distribution Reserve under
this   Section,  to  the  extent  that  such   property
continues to be withheld as Distribution Reserve at the
time  such  distributions are made or such  obligations
arise.  For  purposes of establishing the  Distribution
Reserve,   disputed  Cure  amounts   shall   constitute
Disputed Claims.

          c.   Distributions After Allowance

          Payments    and   distributions   from    the
Distribution  Reserve  to each  holder  of  a  Disputed
Claim,  to  the extent that all or part of  such  Claim
ultimately  becomes an Allowed Claim shall be  made  in
accordance  with the provisions of the  Plan  governing
the  class  of  Claims to which the  respective  holder
belongs.  Promptly  after the date that  the  order  or
judgment of the Bankruptcy Court allowing all  or  part
of  such  Claim  becomes a Final Order, the  Disbursing
Agent shall distribute to the holder of such Claim  any
Cash  and  other  property in the Distribution  Reserve
that  would  have  been distributed on  or  before  the
Disputed Claim became an Allowed Claim had such Allowed
Claim been then allowed. The trading price of shares of
Common  Stock  distributed after the Consummation  Date
may be higher or lower than the trading price of shares
of  Common Stock distributed on the Consummation  Date.
After  a  Final Order has been entered, or other  final
resolution has been reached, with respect to  each  and
every  Disputed  Claim,  (i)  any  Cash  held  in   the
Distribution   Reserve   shall   become   property   of
REORGANIZED CAMBEX, and (ii) any Common Stock shall be canceled.

F.   Miscellaneous Matters

     1.   Post-Petition Interest

     Unless otherwise provided for in the Plan or Confirmation Order, no holder of a Claim will be entitled to interest accruing on or after the Petition
Date on account of such Claim.

     2.    Substantial  Contribution  Compensation  And
Expenses Bar Date

     Any  Person  or  entity  who  intends  to  request
compensation  or  expense reimbursement  for  making  a
substantial  contribution  in  the  Chapter   11   Case
pursuant  to  sections 503(b)(3), (4)  or  (5)  of  the
Bankruptcy Code must file a request with the  clerk  of
the  Bankruptcy Court on or before May 8, 1998 at  4:00
p.m.  Eastern  Time, or be forever barred from  seeking
such   compensation   or  reimbursement.   Payment   of
professionals' fees and expenses which are incurred prior to the Confirmation Date will be subject to approval by the Bankruptcy Court.

     3.     Treatment   Of  Executory   Contracts   And
Unexpired Leases

          a.   Assumed Contracts And Leases

          All  executory contracts and unexpired leases
specifically   listed  on  the  schedule   of   assumed
contracts and leases attached as Exhibit A to the  Plan
shall  be  deemed  automatically  assumed  as  of   the
Consummation   Date.  The  Confirmation   Order   shall
constitute an order of the Bankruptcy Court approving such assumptions, pursuant to section 365 of the Bankruptcy Code.

          Each  executory contract and unexpired  lease
that is assumed and relates to the use or occupancy  of
real  property  shall  include (a)  all  modifications,
amendments,   supplements,   restatements,   or   other
agreements   made   directly  or  indirectly   by   any
agreement,  instrument, or other document that  in  any
manner  affect  such  executory contract  or  unexpired
lease  and  (b)  all executory contracts  or  unexpired
leases  appurtenant  to  the  premises,  including  all
easements,   licenses,  permits,  rights,   privileges,
immunities,  options, rights of first refusal,  powers,
uses,   usufructs,   reciprocal  easement   agreements,
vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements have been rejected pursuant to a Final Order of the Bankruptcy Court or is listed on the schedule of rejected contracts and leases attached as Exhibit B to the Plan.

          b.     Payments  Related  To  Assumption   Of
Executory Contracts And Unexpired Leases; Bar  to  Pre-
Confirmation Date Claims

          Any  monetary amounts by which each executory
contract  and unexpired lease to be assumed  under  the
Plan  may  be  in  default shall  be  satisfied,  under
section  365(b)(l)  of  the Bankruptcy  Code  by  Cure.
Exhibit  A  to the Plan sets forth as to each executory
contract  and unexpired lease whether such contract  or
lease  is,  in  CAMBEX's opinion, in default,  and  the
amount, if any, required to Cure. Any dispute regarding
(i)  whether or not an executory contract or  unexpired
lease  is in default; (ii) the nature or the amount  of
any  Cure,  (iii) the ability of REORGANIZED CAMBEX  to
provide  "adequate  assurance  of  future  performance"
(within  the  meaning of section 365 of the  Bankruptcy
Code)  under  the contract or lease to be  assumed,  or
(iv)  any  other matter pertaining to assumption  (and,
where  applicable,  assignment)  shall  be  heard   and
determined by the Bankruptcy Court, and, except to  the
extent   determination  of  a  particular  dispute   is
deferred with the consent of CAMBEX, all such disputes shall be determined no later than the Confirmation
Date, and the Confirmation Order shall constitute an order determining all such disputes.

          c.   Rejected Contracts And Leases

          All  executory contracts and unexpired leases
specifically  listed  on  the  schedule   of   rejected
contracts and leases attached to the Plan as Exhibit  B
shall  be  deemed  automatically  rejected  as  of  the
Consummation   Date.  The  Confirmation   Order   shall
constitute  an order of the Bankruptcy Court  approving
such  rejections,  pursuant  to  section  365  of   the
Bankruptcy Code.

          d.   [Intentionally Omitted]

          e.    Unidentified  Executory  Contracts  And
Unexpired Leases

          Any executory contract or unexpired lease of CAMBEX which is not specifically listed on either
Exhibit A or B to the Plan, shall be deemed to be automatically rejected as of the Consummation Date. The
Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code.

          f.     Disputes   Relating   To   Assumption,
Assumption   And   Assignment,  And/Or   Rejection   Of
Executory Contracts

          Court approval of assumption (or assumption and assignment) of unexpired leases and executory contracts, as proposed by CAMBEX under the Plan is a condition to the Consummation of the Plan. It is more particularly described in Section X.G of the Disclosure
Statement.

     4.   Committees

     The Creditors Committee shall terminate on the Consummation Date.

     5.   Retention Of Jurisdiction

     As   more  fully  set  forth  in  the  Plan,   the
Bankruptcy Court will retain jurisdiction as necessary after the Confirmation Date.

     6.   Discharge

     All  property distributed under the Plan shall  be
in   exchange   for,  and  in  complete   satisfaction,
settlement,  discharge, and release of, all  Claims  of
any  nature  whatsoever against CAMBEX and  REORGANIZED
CAMBEX  and/or any of their assets or properties,  and,
except   as  otherwise  provided  herein  or   in   the
Confirmation  Order,  and upon the  Confirmation  Date,
CAMBEX   and   REORGANIZED  CAMBEX  shall   be   deemed
discharged and released under Section 1l4l(d)(l)(A) of the Bankruptcy Code from any and all debts. The
Confirmation Order shall be a judicial determination of discharge of all liabilities of CAMBEX and REORGANIZED
CAMBEX,  subject to the occurrence of the  Consummation
Date.

     7.   United States Trustee Fees

     The   Debtor  is  current  on  its  quarterly  fee
payments owed to the United States Trustee.

      VII. CERTAIN OTHER FACTORS TO BE CONSIDERED

     The  holder  of  a Claim against in Cambex  should
carefully   consider  the  following   factors   before
deciding whether to vote to accept or to reject the Plan.

A.   General Considerations

     The formulation of a reorganization plan is the principal purpose of a Chapter 11 case. The Plan sets forth the means for satisfying the holders of Claims against Cambex. Continuation of Cambex's business and operations under the proposed Plan also avoids the potentially adverse impact of a liquidation on Cambex employees, and many of its customers, trade vendors, suppliers of goods and services, and lessors.

B.   Inherent Uncertainty Of Financial Projections

     The  Projections  set forth in Exhibit  2  include
condensed statements of income, balance sheets and cash
flows covering the period ending December 31, 2000. The
information reflected for 1995 through 1997  represents
actual  results  for Cambex. The projected  information
for   1998-2000   is   for  Reorganized   Cambex.   The
Projections also include a pro forma balance sheet  for
Reorganized  Cambex as of March 31, 1998, which  Cambex
expects to be close to the projected Consummation Date.
These  Projections  are based on  numerous  assumptions
that are an integral part of the projections, including
confirmation and consummation of the Plan in accordance
with  its terms, the anticipated future performance  of
Reorganized Cambex, successful product development  and
sales  efforts  by Reorganized Cambex,  future  product
prices   and  margins,  industry  performance,  general
business  and  economic conditions, and other  matters,
many  of  which  are beyond the control of  Reorganized
Cambex and some or all of which may not materialize. In
addition,   unanticipated  events   and   circumstances
occurring  subsequent to the date that this  Disclosure
Statement was approved by the Bankruptcy Court may affect the actual financial results of Reorganized
Cambex's  operations. These variations may be material.
Because the actual results achieved throughout the periods covered by the projections may vary from the projected results, the projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.

C.   Risks Associated With Reorganized Cambex

     Holders who will receive securities of Reorganized
Cambex  pursuant  to  the Plan  should  carefully  read
Section V of this Disclosure Statement, including the Risk Factors described in Section V.F.

 VIII.     CERTAIN SECURITIES LAW ASPECTS OF THE PLAN

THE  ISSUANCE OF THE COMMON STOCK UNDER THE PLAN RAISES
CERTAIN  SECURITIES  LAWS ISSUES UNDER  THE  BANKRUPTCY
CODE  AND  FEDERAL AND STATE SECURITIES LAWS WHICH  ARE
DISCUSSED IN THIS SECTION. THIS SECTION SHOULD  NOT  BE
CONSIDERED   APPLICABLE  TO  ALL  SITUATIONS   OR   ALL
CREDITORS  RECEIVING  COMMON  STOCK  UNDER  THE   PLAN.
CREDITORS SHOULD CONSULT THEIR OWN LEGAL COUNSEL.

A.   General

     Section  1145  of the Bankruptcy Code  creates  an
exemption   from   the   registration   and   licensing
requirements  of  the  Securities  Act  of  1933   (the
"Securities Act") and the corresponding provisions of the state securities laws (together with the Securities
Act, the "Securities Laws") for the issuance and certain resales of the securities issued in connection with a Chapter 11 plan.

B.   Initial Issuance Of Securities Under The Plan

     Section  1145(a) of the Bankruptcy  Code  provides
that  the  securities  registration  and  qualification
requirements  of federal and state securities  laws  do
not  apply  to the offer or sale of stock, warrants  or
other  securities  by a debtor, if the  offer  or  sale
occurs   under  a  plan  of  reorganization   and   the
securities are transferred in exchange for a claim against or interest in a debtor.

     For  holders of Allowed Class 4 Claims that  elect
Class  4  Option  B treatment, CAMBEX  and  REORGANIZED
CAMBEX  believe  that  issuance  of  Common  Stock   by
REORGANIZED CAMBEX to such holders will be exempt  from
securities    law   registration   and    qualification
requirements pursuant to Section 1145(a) since issuance of the Common Stock will be solely in exchange for a portion of such holders' Allowed Class 4 Claim.

C.   Resale Of Securities

     1.   Persons Other Than Underwriters Or Dealers.

     The Common Stock received pursuant to the Plan will not be deemed to be "restricted securities" and may be freely sold or transferred by the recipients, unless those recipients are "underwriters" or "dealers" as described below.

     2.   Underwriters.

     Resales    and    subsequent    transactions    by
"underwriters"  in  securities  of  REORGANIZED  CAMBEX
issued  pursuant  to  the  Plan  are  subject  to   the
requirement   that   they  be  registered   under   the
Securities Laws or that they be transferred pursuant to an available exemption. Unlike the general definition of that term under the Securities Laws, for the purposes of Section 1145(b)(l), the term "underwriter" includes only:

          a.     Persons  who  have  purchased   Claims
against, Interests in or Administrative Claims against CAMBEX with a view to distribution of any security received in the Plan for such Claims or Interests
(sometimes referred to as "Accumulators");

          b.    Persons  who  offer to sell  securities
issued   under   the  Plan  for  the  holders   thereof
(sometimes referred to as "Distributors");

          c.    Persons  who  offer to  buy  securities
issued under the Plan from the holders where such offer to buy is (i) with a view to distribution and (ii) under certain agreements made in connection with the Plan, the consummation of the Plan or the issuance of securities under the Plan (sometimes referred to as "Syndicators"); and

          d. Persons who, after the Consummation Date are in control of REORGANIZED CAMBEX, i.e., who have the power, directly or indirectly, to control its management and policies (sometimes referred to as "Affiliates").

          Further,  Section 1145(b)(1) permits  resales
by   Accumulators,  Distributors  or   Syndicators   in
"ordinary  trading  transactions".  Based  upon   prior
Securities and Exchange Commission ("SEC") no-action letters, CAMBEX and REORGANIZED CAMBEX believe that a transaction generally will be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market at a time when REORGANIZED
CAMBEX  is  a  reporting company under  the  Securities
Exchange Act of 1934 (the "Exchange Act") and does not involve any of the following factors:

          (a)   (i)  concerted action by recipients  of
securities issued under the Plan in connection with the sale of such securities, or (ii) concerted action by Distributors on behalf of one or more such recipients in connection with such sales or (iii) both;

          (b)   informational documents concerning  the
offering of the securities prepared or used to assist in the resale of such securities, other than the Disclosure Statement and any supplements thereto, and documents filed with the SEC by REORGANIZED CAMBEX pursuant to the Exchange Act; or

          (c)   special  compensation  to  brokers  and
dealers  in connection with the sale of such securities
designed as a special incentive to the resale  of  such
securities (other than the compensation that  would  be
paid  pursuant  to arms-length negotiations  between  a
seller   and   a   broker   or  dealer,   each   acting
unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

     However, the views of the SEC have not been sought
in  this  particular  case and, therefore,  CAMBEX  and
REORGANIZED CAMBEX can give no assurance regarding  the
current   position  of  the  SEC  on  ordinary  trading
transactions. It is possible that resale transactions which include one or more of the above factors could constitute an "ordinary trading transaction," but that determination would have to be carefully made on a case-by-case basis, and counsel to CAMBEX and REORGANIZED
CAMBEX have not sought any advice from the staff of the SEC with respect to such transactions.

     Persons   deemed  to  be  underwriters  (including
Affiliates,  as well as Accumulators, Distributors  and
Syndicators)  also  may  be  able  to  sell  securities
without registration subject to the provisions of  Rule
144  under  the Securities Act, which would permit  the
public sale of securities received pursuant to the Plan
by    statutory   underwriters,   subject   to   volume
limitations and certain other conditions. However, resale under Rule 144 will not be possible until REORGANIZED CAMBEX is current in its reporting under the Exchange Act See Part D below.

     The legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor with at least
20% of the securities of a company could be deemed a controlling person, and thus an Affiliate. In addition, the SEC historically has taken the position that officers, directors and beneficial owners of 10% or more of the outstanding stock of an issuer will be presumed to be Affiliates of that issuer. Therefore, they would be underwriters for purposes of Section
1145(b)(l) described above.

     3.   Dealers.

     "Dealers"  are  persons who engage either  all  or
part  of their time, directly or indirectly, as agents,
brokers  or  principals, in the business  of  offering,
buying,  selling  or otherwise dealing  or  trading  in
securities.  Section  4(3) of the Securities  Act  will
exempt  transactions in the securities  issued  to  the
holders  of  Claims  under the Plan by  Dealers  taking
place  more  than 40 days after the Consummation  Date.
Within  the 40-day period after the Consummation  Date,
transactions by Dealers who are stockbrokers are exempt
from  the Securities Act pursuant to Section 1145(a)(4)
of  the  Bankruptcy Code, as long as  the  stockbrokers
deliver  a  copy  of  this  Disclosure  Statement  (and
supplements   hereto,  if  any,  as  ordered   by   the
Bankruptcy  Court)  at  or  before  the  time  of   the
transactions.

CAMBEX  AND REORGANIZED CAMBEX HAVE NOT SOUGHT  A  "NO-
ACTION"  LETTER  FROM THE SEC OR ANY  STATE  SECURITIES
COMMISSION WITH RESPECT TO ANY MATTER DISCUSSED HEREIN.

BECAUSE  OF  THE SUBJECTIVE NATURE OF THE  QUESTION  OF
WHETHER  A  PARTICULAR HOLDER MAY  BE  AN  UNDERWRITER,
NEITHER   CAMBEX  NOR  REORGANIZED  CAMBEX  MAKES   ANY
REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON  TO
DISPOSE  OF THE SECURITIES TO BE DISTRIBUTED UNDER  THE
PLAN.  EACH  RECIPIENT  OF SECURITIES  UNDER  THE  PLAN
SHOULD  CONSULT  ITS OWN LEGAL ADVISOR  AS  TO  WHETHER
RESALES OF SUCH RECIPIENT'S SECURITIES ARE LAWFUL UNDER
FEDERAL AND STATE SECURITIES LAWS.

D.   Absence Of Market For Securities

     1.   Common Stock

     The  Common  Stock  of CAMBEX was  listed  on  the
Nasdaq  National Market until it was delisted  in  July
1997  due  to  CAMBEX's failure  to  meet  the  minimum
listing  requirements (including, for example,  minimum
market    capitalization   and   minimum   net    worth
requirement). REORGANIZED CAMBEX may apply for re-listing of the Common Stock on the Nasdaq National
Market as soon as practicable after such time that REORGANIZED CAMBEX satisfies the listing requirements.
There  can  be  no guaranty, however, that  REORGANIZED
CAMBEX  will  ever  satisfy the  listing  requirements.
Further, there can be no assurance that a listing application will be approved, or that the Common Stock will be listed on an exchange or the Nasdaq National
Market or admitted for trading on any other over the counter market.

     The   Common  Stock  of  REORGANIZED  CAMBEX  will
continue to be registered under Section 12(g) of the Exchange Act and will remain subject to the periodic reporting requirements of that statute, including the filing of Forms 10-K, l0-Q, etc.

     2.   Liquidity

     Many  of the recipients of Common Stock under  the
Plan  may  prefer to liquidate their investment  rather
than   hold  such  securities  on  a  long-term  basis.
Accordingly,  the  market  for  Common  Stock  may   be
volatile,  at  least for an initial  period  after  the
Consummation  Date, and indeed may be depressed  for  a
period  of time until the market has had time to absorb
these  sales and to observe the post-Consummation  Date
performance of REORGANIZED CAMBEX. Other factors,  such
as  the  likelihood that REORGANIZED  CAMBEX  will  not
declare  dividends  for  the  foreseeable  future,  may
further  depress  the  market  for  Common  Stock.   In
addition, REORGANIZED CAMBEX has not attempted to make an estimate of the price at which the Common Stock may trade in the market in connection with the development of the Plan. No assurance can be given as to the market price that will prevail following the Consummation
Date.

IX. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     The  following  is  a general summary  of  certain
federal income tax consequences of the Plan for Cambex,
its  creditors  and its equity security  holders.  This
summary does not discuss all aspects of federal  income
taxation  that may be relevant to a particular creditor
or  equity  security holder in light  of  its  personal
investment  circumstances or to  certain  creditors  or
equity  security  holders subject to special  treatment
under  the  federal income tax laws (for example,  tax-
exempt   organizations,   foreign   corporations,    or
individuals who are not citizens or residents of the United States) or to Cambex, and does not discuss any aspects of state, local, or foreign taxation.

     This  summary is based upon the laws, regulations,
and  decisions  in effect on the date hereof  and  upon
proposed  regulations,  all of  which  are  subject  to
change   (possibly   with   retroactive   effect)    by
legislation,   administrative   action,   or   judicial
decision. No opinion of counsel will be rendered with respect to the tax consequences of the consummation of the Plan to Cambex, Cambex's equity security holders or Cambex's creditors under the Plan. In addition, no ruling will be sought from the Internal Revenue Service
("IRS") regarding the tax effects of the consummation of the Plan. Finally, Congress is currently considering a number of changes to the Internal Revenue Code of 1986, as amended (the "Tax Code"), some of which could change the tax consequences of the Plan, and which may apply retroactively even if enacted after consummation of the Plan. It is impossible at this time to predict what, if any, amendments to the Tax Code may be enacted and whether such amendments will be made applicable to the Plan.

     FOR  THE  FOREGOING REASONS, CREDITORS AND  EQUITY
SECURITY  HOLDERS ARE URGED TO CONSULT WITH  THEIR  OWN
TAX  ADVISORS  AS  TO  THE  SPECIFIC  TAX  CONSEQUENCES
(FOREIGN,  FEDERAL, STATE, AND LOCAL) TO  THEM  OF  THE
PLAN.

A.   Federal Income Tax Consequences To Cambex

     1.   Cancellation Of Indebtedness

     Under  the  Tax  Code, a taxpayer  generally  must
include  in  gross income the amount of any COD  income
realized during the taxable year, except to the  extent
payment of such indebtedness would have resulted  in  a
tax  deduction.  Section 108 of the Tax Code  provides,
however,  that  when, as in this case, the  COD  income
occurs  in  a  case  under the Bankruptcy  Code,  gross
income does not include any amount that otherwise would
be   included  in  gross  income  by  reason   of   the
cancellation of indebtedness. Instead COD income will generally be applied to reduce certain tax attributes of the taxpayer, including NOL carryovers.

     Under  the Plan, holders of Administrative Claims,
Priority  Tax  Claims, Other Priority  Claims,  Secured
Claims and General Unsecured claims less than or equal to $500 generally will be paid (in Cash or by means of setoff), except as otherwise provided in the Plan, the full amount of their Allowed Claims on or after the Consummation Date or will have such Claims reinstated pursuant to their original terms. Claims that are paid in full on the Consummation Date or that are reinstated should not result in any COD income.

     The  payment to the holders of an Allowed Class  4
Claim of (i) Cash in the amount of such claim, but payable over time, or (ii) if the holder so elects, Cash in the amount of 80% of the claim plus Common
Stock, could result in COD income to the extent that the present value of the payments of Cash and (if applicable) the fair market value of the Common Stock issued in satisfaction of such claim is less than the amount of the Claim. However, Cambex does not expect to incur any substantial tax liability because any such taxable income should be largely offset by its existing net operating losses and tax credit carry forwards
("Tax Attributes").

     2.   Utilization Of Net Operating Loss Carryovers

     (a)  Amount And Limitation On Use Of Net Operating
Loss Carryovers

     Cambex   has  filed  federal  income  tax  returns
reflecting NOL carryovers of approximately $5.4 million as of the end of its taxable year ended December 31, 1997, which will expire through its taxable years ending December 31, 2012. Reorganized Cambex will continue to possess its Tax Attributes, including unused NOL carryforwards, after the issuance of Common
Stock pursuant to the Plan. The balance of this discussion will therefore deal with the ability of Reorganized Cambex to utilize the NOL carryforward of Cambex after consummation of the Plan.

     Section  382 (in conjunction with section 383)  of
the   Tax  Code  generally  restricts  a  corporation's
utilization  of  its  tax attributes  by  limiting  the
amount  of  income  earned by the corporation  after  a
change  in  its  ownership that may be  offset  by  tax
attributes that arose prior to the change (the "Section
382   Limitation").  In  general,   the   Section   382
Limitation applies where more than 50 percentage points
of  the  ownership  of the stock of a  corporation  has
changed  within  a  three year  period  (an  "Ownership
Change"). The process for determination of whether such
a  change has occurred is very complex; however,  based
on  currently  available information,  Cambex  believes
that  an Ownership Change will not occur as the  result
of   the   consummation  of  the  Plan.  However,   the
consummation of the Plan, coupled with other sales, redemptions or exchanges of Common Stock that have occurred in the past and those that may occur in the future, could result in an Ownership Change at some later date.

     In   general,  when  the  Section  382  Limitation
applies,  a  corporation's  utilization  of  its   pre-
Ownership Change date tax attributes (including certain
amounts that otherwise would be allowable as deductions
during  the five year period beginning on the ownership
change  date  (the "Change Date") that are attributable
to   pre-Change  Date  periods)  for  taxable   periods
following  the  Change  Date is limited  to  an  annual
amount  of tax attributes equal to the product  of  (i)
the  value  of the corporation immediately  before  the
ownership  change (for this purpose, the value  of  the
corporation is generally the fair market value  of  the
corporation's  stock  on  the  Change  Date,  including
preferred stock) multiplied by (ii) the long-term  tax-
exempt  rate  (as announced each month by the  Treasury
Department) on the Change Date, plus (iii)  any  unused
portion of the Section 382 Limitation from prior years.
This limitation is also increased by the amount of  any
net unrealized built-in gain on the Change Date that is
recognized  in  subsequent taxable years.  Furthermore,
certain  losses recognized by Reorganized Cambex  after
the  Change  Date  may be subject to  the  Section  382
Limitation.

     (f)  Other Considerations

          Section  269 of the Tax Code grants  the  IRS
the  power  to  disallow  any  deduction,  credit,   or
allowance (including the utilization of tax attributes) when a corporation undertakes certain transactions for the principal purpose of avoiding or evading federal income taxes. Application of section 269 of the Tax
Code depends upon an evaluation of the facts and circumstances, and Cambex believes that utilization of its Tax Attributes by Reorganized Cambex will not be affected by section 269 of the Tax Code, although the IRS and the courts could adopt a different view.

     3.   Alternative Minimum Tax

     For  purposes  of  computing Reorganized  Cambex's
regular  tax  liability,  all  of  the  taxable  income
recognized in a taxable year generally may be offset by
the   carryover  of  Tax  Attributes  (to  the   extent
permitted  under, among other sections,  sections  269,
382,  and  383  of  the  Tax  Code).  Although  all  of
Reorganized  Cambex's  regular  tax  liability  for   a
particular year may be reduced to zero by virtue of its
Tax  Attributes, Reorganized Cambex in  any  particular
year  may  be  subject to the alternative  minimum  tax
("AMT").  The AMT imposes a tax equal to the amount  by
which   20%  of  a  corporation's  alternative  minimum
taxable   income  ("AMTI")  exceeds  the  corporation's
regular  tax liability. AMTI is calculated pursuant  to
specific rules in the Tax Code that eliminate or  limit
the  availability of certain tax deductions  and  other
beneficial  allowances  but  which  include  as  income
certain  amounts  not generally included  in  computing
regular  tax liability, but do not include  COD  income
excluded  under  section  108  of  the  Tax  Code.   Of
particular importance to Reorganized Cambex is that  in
calculating AMTI, only 90% of a corporation's AMTI  may
be  offset by net operating losses. Thus, in  any  year
for which Reorganized Cambex may be subject to the AMT,
it  may  not  totally eliminate all  tax  liability  on
recognized  income  through the use  of  net  operating
losses.  Any  AMTI  would generally be  taxable  at  an
effective  rate  of  2% (i.e., 10  percent  of  the  20
percent AMT tax rate), assuming the applicability of the Tax Attributes to all taxable income for the year.

B.    Federal  Income Tax Consequences  To  Holders  Of
Claims

     1.   Class 4 Unsecured Creditors

     The issuance of deferred Cash or deferred Cash and
Common  Stock to holders of Allowed Class  4  Unsecured
Claims pursuant to the Plan will constitute an exchange
for federal income tax purposes. The federal income tax
consequences to holders of Class 4 Unsecured Claims  of
such  exchange will depend on whether any given Allowed
Class  4 Unsecured Claim constitutes a "security."  The
term  "security"  is not defined in  the  Tax  Code  or
applicable regulations and has not been clearly defined
by  court  decisions. The determination of  whether  an
instrument constitutes a "security" for federal  income
tax   purposes   is  based  on  all   the   facts   and
circumstances of the case. Factors generally considered in determining whether an obligation represents a security include (i) the term of the instrument, (ii) whether the instrument is secured, (iii) the degree of subordination of the instrument, (iv) the ratio of debt to equity of the issuer, (v) the riskiness of the business of the issuer, and (vi) negotiability of the instrument. This determination will be made on a case-by-case basis. Generally, trade accounts payable are not "securities."

     (a)    If   Class  4  Unsecured  Claims  Are   Not
Securities

     Generally,  a  holder  of  an  Allowed   Class   4
Unsecured  Claim that is not a "security" will  realize
gain or loss on the exchange in an amount equal to  the
difference between (i) the "amount realized" in respect
of  such Claim and (ii) the creditor's tax basis is his
existing  claim  (other than any claim  in  respect  of
accrued interest).  The "amount realized" will be equal
to  the  present value of the Cash plus  the  aggregate
fair   market  value  of  the  Common  Stock  received.
Subject  to  the  market discount rule discussed  below
(see "Market Discount"), any gain or loss recognized on
the  exchange  will  be capital gain  or  loss  if  the
Allowed  Claims were capital assets in the hands  of  a
holder, and such gain or loss will be long-term capital
gain  or  loss if such holder's holding period for  the
Claim  surrendered exceeds one year at the time of  the
exchange.   The basis of the Common Stock in the  hands
of such a creditor will be its fair market value on the date of the exchange.

     The right to receive a series of deferred payments
of  Cash will be treated as a new obligation issued  by
Cambex.   The  basis  of such obligation  will  be  the
present  value  of  the  deferred  payments  using  the
"applicable  federal rate" as the discount  rate.   The
deferred payment obligation will be treated as issued with original issue discount. Such original issue discount will be included in the taxable income of the holder (and deductible by Reorganized Cambex) on an economic accrual basis over the term of the obligation.

     (b)  If Class 4 Unsecured Claims Are Securities

     An exchange of securities in corporation for stock
of   that   corporation  generally   qualifies   as   a
"recapitalization"  and  therefore  a  "reorganization"
within  the meaning of section 368(a)(1)(E) of the  Tax
Code.   If section 368(a)(1)(E) of the Tax Code applies
to  the  exchange of Common Stock and Cash for Class  4
Unsecured Claims for holders that elect Class 4  Option
B  treatment,  with respect to those  Allowed  Class  4
Unsecured  Claims  that constitute securities  and  are
held as capital assets on the date of the exchange, the
exchange of such Claims for Common Stock and Cash would
result in taxable income to the exchanging creditor  in
an  amount equal to the lesser of (i) the excess of the
amount  of Cash (if any) and the present value  of  any
deferred  payment obligations) plus the aggregate  fair
market  value of the Common Stock received in  exchange
for  such  securities over their basis in the hands  of
the  holder, or (ii) the amount of Cash (if  any).   No
loss  would  be  allowed.  Whether such gain  would  be
taxable  as capital gain, rather than ordinary  income,
is  determined separately for each individual  creditor
and  would depend on the relative shareholdings of  the
creditor  before  and  after the  transaction,  whether
Reorganized Cambex had current or accumulated  earnings
and profits as of the taxable year of the exchange, and
whether  the holder is deemed to hold Common  Stock  of
any  other  person under attribution rules provided  by
the  Tax  Code.  Creditors holding Class  4  Claims  as
capital  assets  should  consult  their  personal   tax
advisors in order to determine whether the character of any gain recognized on the exchange is capital or ordinary.

     If  section 368(a)(1)(E) of the Tax Code  applies,
the  basis of the Common Stock received in exchange for
a  Class  4  Unsecured Claim would be the same  as  the
basis of the Class 4 Unsecured Claim surrendered (other
than  as  attributable to interest), increased  by  the
gain  recognized by the creditor and decreased  by  the
amount  of  Cash (or the present value of any  deferred
payment  obligation)  received by  the  creditor.   The
holding  period of the Common Stock would  include  the
holding  period  of  the  Claim  surrendered   in   the
exchange.

     The treatment of the receipt of a deferred payment obligation would be the same as described above in the case of claims that are not securities.

     2.   Accrued Interest On Allowed Claims

     A holder of an Allowed Class 4 Unsecured Claim who
previously  included  in  income  accrued  but   unpaid
interest attributable to its Claim should recognize  an
ordinary  loss  to the extent such previously  included
accrued  interest  exceeds the amount of  consideration
received  by  the  creditor  that  is  attributable  to
accrued  interest for federal income tax purposes.   To
the extent that a portion of the consideration received by a holder of an Allowed Class 4 Unsecured Claim which has not previously included in its income accrued but unpaid interest attributable to its Claim is treated for Federal income tax purposes as attributable to such interest, such creditor will recognize ordinary income in the amount of such interest, whether or not the creditor realizes an overall gain or loss upon the surrender of its Claim and whether or not such gain or loss is recognized.

     Notwithstanding the general discussion above,  the
tax  basis  of a holder of an Allowed Class 4 Unsecured
Claim   in   Common  Stock  treated  as   received   in
satisfaction of accrued interest on such Claim, if any,
should  be  equal  to  the amount  of  interest  income
treated   as   satisfied  by  the   receipt   of   such
consideration.   Additionally,  a  creditor's   holding
period in the consideration received as interest income should begin on the day following the date on which such consideration is distributed.

     3.   Market Discount

     The   Internal  Revenue  Code  generally  requires
holders of "market discount bonds" to treat as interest
income  any gain recognized on the disposition of  such
bonds  to  the  extent of the market  discount  accrued
during  the  holder's  period of ownership.  A  "market
discount  bond"  is a debt obligation  purchased  at  a
market   discount,   subject  to  certain   exceptions,
including  a de minimis exception. For this purpose,  a
purchase at a market discount includes a purchase after
the   original  issue  at  a  price  below  the  stated
redemption  price  at maturity. The  amount  of  market
discount on a bond generally equals the excess  of  (i)
the  stated  redemption price at  maturity  of  a  debt
obligation (or, in the case of a debt instrument issued
with   original  issue  discount,  its  "revised  issue
price")  over  (ii) the tax basis in the hands  of  the
holder  immediately after the bond's  acquisition.  The
accrued  market  discount generally  equals  a  ratable
portion  of  the bond's market discount, based  on  the
number  of days the taxpayer has held the bond  at  the
time of such disposition, as a percentage of the number
of days from the date the taxpayer acquired the bond to
its  date of maturity. Also, holders of market discount
bonds  are  required, under certain  circumstances,  to
defer the deduction of all or a portion of the interest
on  any  indebtedness incurred or maintained to acquire
or  carry  market  discount  bonds.  Neither  the  rule
treating accrued market discount as ordinary income  on
a   disposition   nor   the  rule  deferring   interest
deductions applies if the holder of a "market discount bond" elects to include the accrued market discount in income currently.

     If  a  creditor's receipt of Cash  (if  any)  plus
Common Stock in exchange for his Allowed Claim pursuant
to the Plan qualifies under Section 368(a)(1)(E) of the
Tax  Code,  the  accrued  market  discount  treated  as
interest  income is limited to the amount of  any  gain
the creditor recognizes as a result of the exchange. To
the  extent  that  the amount of market  discount  that
accrued prior to the recapitalization exceeds the  gain
recognized, such excess will be allocated to the Common
Stock   received  in  the  recapitalization.   Upon   a
subsequent  disposition  of  such  Common  Stock,   any
realized gain will be treated as ordinary income or interest income, respectively, to the extent of the allocable portion of the accrued market discount not recognized at the time of the recapitalization.

     4.    Recapture  On  Later Disposition  Of  Common
Stock

     A recipient of Cash (if any) plus Common Stock in exchange for an Allowed Unsecured Claim who recognizes gain on the disposition of such Common Stock may recognize ordinary income equal to the amount of any bad debt deductions taken with respect to such Claim, increased by any loss and decreased by any gain, recognized upon the exchange of the Claim for Cash (if any) plus Common Stock.

     5.    Other  Tax  Effects Of Ownership  Of  Common
Stock

     Cash dividends paid on the Common Stock will be taxable as ordinary income to the holder to the extent of the current or accumulated earnings and profits
("E&P") of Reorganized Cambex. Cash dividends in excess of current or accumulated E&P will first be treated as return of basis and then as gain from the sale of the Common Stock. The sale or exchange of the Common Stock, other than a nonrecognition transaction, will give rise to taxable gain or loss equal to the difference between the tax basis of the Common Stock and the amount received in exchange therefor. Assuming that the Common
Stock is a capital asset on the date of the sale or exchange, such gain or loss will be capital gain or loss, and will be long or short term gain or loss depending on whether the Common Stock has been held for more than one year.

C.    Federal  Income Tax Consequences  To  Holders  Of
Common Stock

     The consummation of the Plan will not be a taxable event for the current Cambex shareholders and the consummation of the Plan will have no tax consequences to them in their capacity as shareholders.

X.   FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF
                       CREDITORS

A.   Feasibility Of The Plan

     In  connection with confirmation of the Plan,  the
Bankruptcy Court will have to determine that  the  Plan
is  feasible pursuant to section 1129(a)(l  1)  of  the
Bankruptcy  Code, which means that the confirmation  of
the   Plan  is  not  likely  to  be  followed  by   the
liquidation   or   the  need  for   further   financial
reorganization of REORGANIZED CAMBEX.

     To support its belief in the feasibility of the Plan, CAMBEX has prepared financial Projections for January 1, 1998 through December 31, 2000, as set forth in Exhibit 2 attached to this Disclosure Statement. The
Projections include a pro forma balance sheet as of March 31, 1998, which Cambex expects to be close to the projected Consummation Date, after giving effect to the transactions contemplated to take place as of the Consummation Date.

     The  Projections indicate that Cambex  will  incur
losses  and have negative cash flow through  the  first
three  quarters of 1998. At that time, the  Projections
indicated that revenues from Cambex's mainframe  memory
products   will  have  reached  a  level   to   sustain
operations. The Projections indicate that after  making
all  cash  payments estimated to be required under  the
Plan  on  account of Allowed Claims, and before  taking
into  account  any  cash  to be raised  through  equity
financing,  Cambex will be able to meet its obligations
and  maintain operations using cash on hand as  of  the
Consummation  Date, together with short  term  debt  or
equity  financing of approximately $500,000. Cambex  is
currently  negotiating with several sources for  short-
term  debt or equity financing. In the event the Debtor
secures  equity  financing,  the  equity  interests  of
existing Cambex stockholders and of unsecured creditors
that  elect Class 4 Option B treatment may be  diluted.
(See  Section  VI.A.2.c.(ii)b. "Class 4 Option  B"  for
description  of  rights  of holders  electing  Class  4
Option  B  to  change  election).  Accordingly,  Cambex
believes  that  the  Plan complies with  the  financial
feasibility  standard of Section 1l29(a)(l  1)  of  the
Bankruptcy  Code.  Although  Cambex  believes  it  will
secure such financing, there are no assurances that the
financing will be secured. Many of the assumptions upon
which   the  projections  are  based  are  subject   to
uncertainties  outside  the  control  of  Cambex.  Some
assumptions inevitably will not materialize, and events
and circumstances occurring after the date on which the
projections were prepared may be different  from  those
assumed  or  may  be unanticipated, and  may  adversely
affect  Cambex's  financial  results.  Therefore,   the
actual results may vary from the projected results  and
the   variations  may  be  material  and  adverse.  See
"Certain Factors To Be Considered" for a discussion  of
certain   risk   factors  that  may  affect   financial
feasibility of the Plan.

THE  PROJECTIONS WERE NOT PREPARED WITH A  VIEW  TOWARD
COMPLIANCE  WITH  THE  GUIDELINES  ESTABLISHED  BY  THE
AMERICAN  INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS  OR
THE   RULES  AND  REGULATIONS  OF  THE  SECURITIES  AND
EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE,
THE  PROJECTIONS  HAVE  NOT BEEN  AUDITED  BY  CAMBEX'S
INDEPENDENT  CERTIFIED ACCOUNTANTS. ALTHOUGH  PRESENTED
WITH  NUMERICAL SPECIFICITY, THE PROJECTIONS ARE  BASED
UPON  A VARIETY OF ASSUMPTIONS, SOME OF WHICH HAVE  NOT
BEEN ACHIEVED TO DATE AND WHICH MAY NOT BE REALIZED  IN
THE  FUTURE,  AND  ARE SUBJECT TO SIGNIFICANT  PRODUCT,
BUSINESS,  ECONOMIC, AND COMPETITIVE UNCERTAINTIES  AND
CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL  OF
REORGANIZED   CAMBEX.  CONSEQUENTLY,  THE   PROJECTIONS
SHOULD  NOT BE REGARDED AS A REPRESENTATION OR WARRANTY
BY  CAMBEX OR REORGANIZED CAMBEX, OR ANY OTHER  PERSON,
THAT  THE PROJECTIONS WILL BE REALIZED. ACTUAL  RESULTS
MAY   VARY  MATERIALLY  FROM  THOSE  PRESENTED  IN  THE
PROJECTIONS.

B.   Acceptance Of The Plan

     As  a  condition  to confirmation, the  Bankruptcy
Code requires that each Class of impaired Claims vote to accept the Plan, except under certain circumstances.

     Section  1126(c)  of the Bankruptcy  Code  defines
acceptance of the Plan by a Class of impaired Claims as
acceptance by holders of at least two-thirds in  dollar
amount  and more than one-half in number of  Claims  in
that  Class but for that purpose counts only those  who
actually vote to accept or to reject the Plan. Thus,  a
Class of Claims will have voted to accept the Plan only
if  two-thirds  in  amount and  a  majority  in  number
actually   voting  cast  their  Ballots  in  favor   of
acceptance. Holders of Claims who fail to vote are not counted as either accepting or rejecting the Plan.

C.   Best Interests Of Holders Of Claims

     As  noted  above, even if the Plan is accepted  by
each  Class  of holders of Claims, the Bankruptcy  Code
requires  the  Bankruptcy Court to determine  that  the
Plan  is in the best interests of all holders of Claims
that  are  impaired  by  the Plan  and  that  have  not
accepted  the Plan. The "best interests" test,  as  set
forth  in  section  1l29(a)(7) of the Bankruptcy  Code,
requires  the Bankruptcy Court to find either that  all
members  of  an impaired Class of Claims have  accepted
the Plan or that the Plan will provide a member who has
not accepted the Plan with a recovery of property of  a
value,  as of the Consummation Date, that is  not  less
than  the  amount  that such holder  would  recover  if
CAMBEX   were  liquidated  under  Chapter  7   of   the
Bankruptcy Code.

     To calculate the probable distribution to members of each impaired Class of holders of Claims if CAMBEX were liquidated under Chapter 7, the Bankruptcy Court must first determine the dollar amount that would be generated from CAMBEX's assets if the Chapter 11 Case were converted to a case under Chapter 7 of the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of CAMBEX's assets by a Chapter 7 trustee.

     The  amount  of  liquidation  value  available  to
holders of Unsecured Claims would be reduced by, first,
the  Claims of secured creditors to the extent  of  the
value  of  their collateral, and, second, by the  costs
and  expenses  of  liquidation, as  well  as  by  other
Administrative Claims and costs of both the  Chapter  7
case  and  the Chapter 11 Case, and third, by  Priority
Tax  Claims  and  Other Priority Claims. Administrative
Claims  under  Chapter 7 of the Bankruptcy  Code  would
include the compensation of the trustee, as well as  of
counsel  and  other  professionals  retained   by   the
trustee,   asset  disposition  expenses,   all   unpaid
expenses  incurred  by CAMBEX in the  Chapter  11  Case
(such as compensation of attorneys, financial advisors,
and  accountants)  that are allowed in  the  Chapter  7
case,  litigation  costs, and claims arising  from  the
operations of CAMBEX during the pendency of the Chapter
11  Case. The liquidation itself would trigger  payment
of  certain  Administrative  Claims  and  Priority  Tax
Claims  that  otherwise would be due  in  the  ordinary
course of business. Administrative Claims, Priority Tax
Claims and Other Priority Claims would be paid in  full
from  the liquidation proceeds before the balance would
be  made  available to pay Unsecured Claims or to  make
any  distribution in respect of equity  Interests.  The
liquidation would also prompt the rejection of a  large
number of executory contracts and unexpired leases  and
thereby  create  a  significantly  greater  amount   of
Unsecured Claims to share in the proceeds available for distribution on account of Unsecured Claims.

     Once  the  court  ascertains  the  recoveries   in
liquidation of secured creditors and administrative and
priority  claimants,  it  must determine  the  probable
distribution to general unsecured creditors and  equity
security  holders from the remaining available proceeds
in  liquidation.  If such probable distribution  has  a
value greater than the distributions to be received  by
such  creditors and equity security holders  under  the
Plan,  then  the Plan is not in the best  interests  of
creditors and equity security holders. Since  the  Plan
provides for the payment in full, over time, to holders
of  Unsecured Claims, CAMBEX believes that each  member
of  each  Class  of impaired Claims will  receive  more
under  the  Plan than would be received if CAMBEX  were
liquidated.   Similarly,  since   holders   of   equity
Interests are not impaired as they are retaining their stock, CAMBEX believes that the holders of equity
Interests will receive more under the Plan than they would receive if CAMBEX were liquidated.

D.   Liquidation Analysis

     CAMBEX  believes  that the  Plan  meets  the  best
interests of creditors and equity security holders test
of  section  1129(a)(7) of the Bankruptcy Code.  CAMBEX
believes  that the members of each impaired Class  will
receive  more  under  the Plan than  they  would  in  a
liquidation.  The  liquidation  analysis  prepared   by
CAMBEX  is  attached  as Exhibit 6 to  this  Disclosure
Statement (the "Liquidation Analysis").

     CAMBEX believes that any liquidation analysis is speculative. To the extent that confirmation of the Plan requires the establishment of hypothetical amounts for the value of CAMBEX and the amount of funds available to pay Claims or Interests, the Bankruptcy
Court  will determine those amounts at the Confirmation
Hearing.

     The  Liquidation Analysis necessarily contains  an
estimate of the amount of Claims which would ultimately
become  Allowed Claims if CAMBEX were liquidated  under
Chapter  7. This estimate is based solely upon CAMBEX's
review  of Claims filed and CAMBEX's books and records,
and  includes  estimates for Claims  arising  from  the
rejection  of unexpired leases and executory  contracts
that CAMBEX believes would occur in a liquidation,  but
not  under the Plan. Projecting the amount of rejection
Claims that would be allowed in a liquidation is highly
speculative. However, CAMBEX believes that it does  not
have  many  executory contracts or  leases  that  would
result in significant rejection damages in a Chapter  7
liquidation  that are different than the claims  CAMBEX
expects will be filed in the Chapter 11 case or are  to
be  rejected under the Plan. Most of CAMBEX's contracts
were  terminated (or in default) prior to the  Petition
Date  or were rejected during the Chapter 11 case.  The
only  significant lease which CAMBEX intends to  assume
and  that would result in a large rejection claim in  a
Chapter  7  liquidation is the lease  for  its  Waltham
facility. No order or finding has been entered  by  the
Bankruptcy  Court  estimating or otherwise  fixing  the
amount  of  Claims at the projected amounts of  Allowed
Claims  set  forth  in  the Liquidation  Analysis.  The
estimate  of the amount of Allowed Claims set forth  in
the Liquidation Analysis is for purposes of considering
the value of any distribution to be made on account  of
Allowed  Claims or Allowed Interests in a  liquidation.
As  it  is  anticipated that most  of  the  leases  and
contracts  giving rise to such rejection  Claims  in  a
liquidation  will  be  assumed  under  the  Plan,   the
estimate of Allowed Claims in the Liquidation Analysis should not be relied on for determining the value of any distribution to be made on account of Allowed
Claims or Allowed Interests under the Plan.

E.   Application Of The Best Interests Of Creditors And
     Equity  Security  Holders Test To The  Liquidation
     Analysis

     Under  the Plan, holders of Allowed Class 3 Claims
(Unsecured  Claims less than or equal  to  $500)  shall
receive  Cash  distributions  totaling  100%  of  their
Allowed  Class  3  Claims. Under the Plan,  holders  of
Allowed  Class 4 Claims (Unsecured Claims greater  than
$500) shall receive Cash Distributions totaling 100% of
their  Allowed  Class 4 Claims or, at  their  election,
Cash  Distributions totaling 80% of their Allowed Class
4  Claims  plus  two shares of Common  Stock  for  each
dollar  of Allowed Class 4 Claim in excess of  the  80%
paid in Cash, as more particularly described in Section
VI.A.2.

     CAMBEX estimates that in a liquidation holders of Allowed Claims in Classes 3 and 4 would receive only
13% of their Allowed Claims. Accordingly, such holders will receive significantly more under the Plan on account of their Allowed Claims than they would receive in a liquidation of CAMBEX.

     In  a  liquidation, holders of  the  Common  Stock
Interests would receive no distributions on account of their Interests. Under the Plan, by contrast, holders of Class S Interests will retain their Common Stock.

F.   Confirmation  Without Acceptance Of  All  Impaired
     Classes: The "Cramdown" Alternative

     Section  1129(b) of the Bankruptcy  Code  provides
that the Plan can be confirmed even if the Plan is  not
accepted  by all impaired Classes, as long as at  least
one  impaired  Class  of Claims has  accepted  it.  The
Bankruptcy Court may confirm the Plan at the request of
CAMBEX if the Plan "does not discriminate unfairly" and
is  "fair and equitable" as to each impaired Class that
has   not   accepted  the  Plan.  The  Plan  does   not
discriminate  unfairly  within  the  meaning   of   the
Bankruptcy Code if a dissenting Class is treated equally with respect to other Classes of equal rank.

     The  Plan  is fair and equitable as to a Class  of
Secured  Claims  that  rejects the  Plan  if  the  Plan
provides (a) (i) that the holders of Claims included in
the  rejecting  Class retain the liens  securing  those
Claims  whether the property subject to those liens  is
retained by CAMBEX or transferred to another entity, to
the  extent  of the allowed amount of such  Claims  and
(ii)  that each holder of a Claim of such Class receive
on   account  of  that  Claim  deferred  Cash  payments
totaling at least the allowed amount of that Claim, of a value, as of the Consummation Date, of at least the value of the holder's interest in the Estate's interest in such property; (b) for the sale, subject to section
363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the Claims included in the rejecting Class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (a) or (c) of this paragraph; or (c) for the realization by such holders of the indubitable equivalent of such Claims.

     The Plan is fair and equitable as to a Class of unsecured Claims which rejects the Plan if the Plan provides (a) for each holder of a Claim included in the rejecting Class to receive or retain on account of that Claim property that has a value, as of the Consummation
Date, equal to the allowed amount of such Claim; or (b) that the holder of any Claim or Interest that is junior to the Claims of such Class will not receive or retain on account of such junior Claim or Interest any property at all.

G.   Conditions To Confirmation And/Or Consummation

     1.   Conditions To The Confirmation Date

     The   following   are  conditions   precedent   to
confirmation of the Plan that may be satisfied or waived in accordance with Section IX.C of the Plan:

     (a) The Bankruptcy Court shall have approved a disclosure statement with respect to the Plan in form and substance reasonably acceptable to the Proponent.

     (b) The Confirmation Order shall be in form and substance reasonably acceptable to the Proponent.

     2.   Conditions To The Consummation Date

     The following are conditions precedent to the occurrence of the Consummation Date, each of which may be satisfied or waived in accordance with Section IX.C of the Plan:

     (a)    The  Confirmation  Order  shall  have  been
entered   by  the  Court  and  shall  not  be   stayed,
suspended, or vacated.

     (b) The Confirmation Order shall, among other things, provide that:

          (i) The provisions of the Confirmation Order are nonseverable and mutually dependent;

          (ii)  The  Court shall approve the assumption
or  the assumption and assignment, as the case may  be,
of   all   executory  contracts  and  unexpired  leases
proposed  to  be  assumed or assumed  and  assigned  by
CAMBEX   on  the  terms  provided  in  the   Plan,   or
substantially   similar  thereto,  and  all   executory
contracts or unexpired leases assumed (or assumed and assigned) by CAMBEX during the Chapter 11 Case or under the Plan and so designated by CAMBEX shall remain in full force and effect for the benefit of REORGANIZED
CAMBEX, as assignee and transferee as the case may be, notwithstanding any provision in such contract or lease
(including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease;

          (iii)     The transfers of property by CAMBEX
to REORGANIZED CAMBEX (i) are or shall be legal, valid,
and effective transfers of property, (ii) vest or shall
vest   REORGANIZED  CAMBEX  with  good  title  to  such
property free and clear of all liens, charges,  Claims,
encumbrances,   or  Interests,  except   as   expressly
provided in the Plan or Confirmation Order, (iii) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (iv) do not and shall not subject or REORGANIZED CAMBEX to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability;

          (iv)      Except as expressly provided in the
Plan,  CAMBEX  shall be discharged effective  upon  the
Confirmation  Date from any "debt"  (as  that  term  is
defined in section 101(12) of the Bankruptcy Code), and
CAMBEX's  liability in respect thereof is  extinguished
completely,  whether  reduced  to  judgment   or   not,
liquidated     or    unliquidated,    contingent     or
noncontingent,   asserted  or  unasserted,   fixed   or
unfixed,  matured or unmatured, disputed or undisputed,
legal  or equitable, or known or unknown, or that arose
from  any  agreement  of CAMBEX that  has  either  been
assumed  or rejected in the Chapter 11 Case or pursuant
to  the  Plan, or obligation of CAMBEX incurred  before
the  Confirmation Date, or from any conduct  of  CAMBEX
prior to the Confirmation Date, or that otherwise arose
before   the  Confirmation  Date,  including,   without
limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

          (v)   The  Plan  does  not  provide  for  the
liquidation of all or substantially all of the property of CAMBEX and its confirmation is not likely to be followed by the liquidation of REORGANIZED CAMBEX or the need for further financial reorganization; and

          (vi)       The  Bankruptcy Court  shall  have
determined that the Common Stock issued under the Plan and distributed by the Disbursing Agent in exchange for Claims against CAMBEX are exempt from registration under the Securities Act of 1933 pursuant to section
1145 of the Bankruptcy Code, except to the extent that holders of any such securities are "underwriters," as that term is defined in section 1145 of the Bankruptcy
Code.

          (c)    The   Bankruptcy  Court   shall   have
estimated   all   Disputed  Claims  for   purposes   of
establishing the Distribution Reserve.

          (d)    No  request  for  revocation  of   the
Confirmation Order under section 1144 of the Bankruptcy
Code shall have been made, or, if made, shall remain pending.

H.    Waiver Of Conditions To The Confirmation Date  Or
Consummation Date

     The  conditions  above may be  waived  by  CAMBEX,
without notice or a hearing. The failure to satisfy  or
waive  any  condition  to  the  Confirmation  Date   or
Consummation Date may be asserted by CAMBEX regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by CAMBEX). The failure of CAMBEX to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

         XI.  ALTERNATIVES TO CONFIRMATION AND
               CONSUMMATION OF THE PLAN

     Cambex believes that the Plan affords holders of Claims and holders of Interests the potential for the greatest realization on Cambex assets and, therefore, is in the best interests of such holders.

     If   the  Plan  is  not  confirmed,  however,  the
theoretical alternatives include (a) continuation of the pending Chapter 11 Case; (b) an alternative plan or plans of reorganization; or (c) liquidation of Cambex under Chapter 7 of the Bankruptcy Code.

A.   Continuation Of The Chapter 11 Case

     If it remains in Chapter 11, Cambex could continue to operate its businesses and manage its properties as debtor-in-possession, but it would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether Cambex could survive as a going concern in a protracted Chapter 11 case. Cambex could have difficulty sustaining the high costs, and the erosion of customer confidence, which may be caused if Cambex remained a Chapter 11 debtor in possession.
Ultimately, Cambex (or other parties in interest) could propose another plan or liquidate under Chapter 7.

B.   Alternative Plans Of Reorganization

     If  the  Plan is not confirmed, Cambex or, if  the
Bankruptcy  Court did not grant further  extensions  of
Cambex's  exclusive period in which to file a plan  and
solicit acceptance thereof, any other party in interest
in  the Chapter 11 Case could propose a different  plan
or   plans.   Such   plans  might  involve   either   a
reorganization and continuation of Cambex's business or an orderly liquidation of its assets, or a combination of both. No parties have sought to file an alternative plan.

C.   Liquidation Under Chapter 7

     If no plan is confirmed, Cambex's Chapter 11 Case may be converted to a case under Chapter 7 of the Bankruptcy Code. In a Chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of Cambex. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in Cambex.

     Cambex  believes that in liquidation under Chapter
7,   before   creditors  received   any   distribution,
additional  administrative  expenses  involved  in  the
appointment of a trustee and attorneys, accountants and
other professionals to assist the trustee would cause a
substantial diminution in the value of the  Estate.  In
addition, liquidation would result in the rejection  of
executory contracts and unexpired leases giving rise to
substantial   rejection  damages  Claims   that   would
significantly increase the amount of Allowed Claims, thereby reducing the distribution available to each unsecured creditor.

     Cambex's liquidation analysis is premised  upon  a
liquidation  in  a Chapter 7 case and  is  attached  as
Exhibit  6  to  this  Disclosure  Statement.   In   the
analysis,  Cambex  has taken into account  the  nature,
status,  and  underlying  value  of  its  assets,   the
ultimate realizable value of its assets in liquidation,
and  the  extent  to which such assets are  subject  to
liens   and  security  interests.  The  analysis   also
reflects the effect of additional Administrative Claims that would likely be incurred in connection with the liquidation and the substantial increase in the amount of general unsecured Claims that would arise from the rejection of unexpired leases and unexpired contracts in Chapter 7.

D.   Plan Preferable To Alternatives

     Cambex's  continued operation of its  business  is
preferable to a liquidation since it will enable Cambex
to  take  advantage of its expertise and take advantage
of  market  opportunities that will  allow  it  to  pay
creditors   more   than  they  would   receive   in   a
liquidation.

               XII. VOTING REQUIREMENTS

On March 17, 1998, the Bankruptcy Court entered an order, among other things, setting voting procedures and scheduling the hearing on confirmation of the Plan. A copy of the notice of the Confirmation Hearing is enclosed with this Disclosure Statement. The notice of the Confirmation Hearing sets forth, among other things, voting deadlines and objection deadlines. The notice of Confirmation Hearing and the instructions attached to the Ballot should be read in connection with this section of this Disclosure Statement

   If you have any questions about the procedure for voting your Claim or the packet of materials you received, please contact Cambex at telephone no. (781)
                  890-6000 (ext 299).

  If you have any questions about the amount of your
            Claim, please contact Cambex at
       telephone no. (781) 890-6000 (ext. 235).

     If  you  wish to obtain an additional copy of  the
Plan,  this  Disclosure Statement, and the exhibits  to
such  documents, at your own expense, unless  otherwise
specifically  required  by  Bankruptcy  Rule   3017(d),
please  contact  Brown, Rudnick, Freed  &  Gesmer,  One
Financial  Center, Boston, MA 02111,  Attn:  Marnie  A.
Ratner.

      The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11 of the Bankruptcy Code and that the disclosures of Cambex concerning the Plan have been adequate and have included information concerning all payments made or promised by Cambex in connection with the Plan and the Chapter 11 Case. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law, and under Bankruptcy Rule 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

     In  particular, the Bankruptcy Code  requires  the
Bankruptcy Court to find, among other things, that  (i)
the  Plan  has been accepted by the requisite votes  of
all Classes of impaired Claims unless approval will  be
sought under section 1129(b) of the Bankruptcy Code  in
light of the dissent of one or more such Classes,  (ii)
the  Plan  is "feasible," which means that there  is  a
reasonable probability that Reorganized Cambex will  be
able  to  perform its obligations under  the  Plan  and
continue  to  operate  its  business  without   further
financial reorganization or liquidation, and (iii) the Plan is in the "best interests" of all holders of Claims or Interests, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under Chapter 7 of the Bankruptcy Code. The Bankruptcy Court must find that all conditions mentioned above are met before it can confirm the Plan. Thus, even if all the Classes of impaired Claims against Cambex accept the Plan by the requisite votes, the Bankruptcy Court must make an independent finding that the Plan conforms to the requirements of the Bankruptcy Code, that the Plan is feasible, and that the Plan is in the best interests of the holders of Claims against, and Interests in, Cambex. These statutory conditions to confirmation are discussed above.

     UNLESS THE BALLOT OR MASTER BALLOT BEING FURNISHED
IS  TIMELY SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO
THE  VOTING DEADLINE TOGETHER WITH ANY OTHER  DOCUMENTS
REQUIRED  BY  SUCH  BALLOT, CAMBEX  MAY,  IN  ITS  SOLE
DISCRETION,   REJECT  SUCH  BALLOT  AS   INVALID   AND,
THEREFORE,  DECLINE  TO COUNT IT AS  AN  ACCEPTANCE  OR
REJECTION OF THE PLAN.

A.   Parties In Interest Entitled To Vote

     Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof, or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

     In  general,  a holder of a claim or interest  may
vote to accept or to reject a plan if (i) the claim  or
interest  is "allowed," which means generally  that  no
party  in  interest  has objected  to  such  claims  or
interest, and (ii) the claim or interest is impaired by
the  Plan.  If  the  holder of  an  impaired  claim  or
interest  will not receive any distribution  under  the
Plan  in  respect  of  such  claim  or  interest,   the
Bankruptcy Court deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Court deems the holder of such claim or interest to have accepted the Plan and the Plan
Proponent need not solicit such holder's vote.

     The  holder  of  a Claim against  Cambex  that  is
"impaired" under the Plan is entitled to vote to accept
or  reject  the  Plan  if  (i)  the  Plan  provides   a
distribution in respect of such Claim, and (ii) (a) the Claim has been scheduled by Cambex (and such claim is not scheduled as disputed, contingent, unliquidated, or scheduled in the amount of zero), or (b) it has filed a proof of claim on or before the bar date applicable to such holder, pursuant to sections 502(a) and 1126(a) of the Bankruptcy Code and Bankruptcy Rules 3003 and 3018.
Any Claim as to which an objection has been timely filed and has not been withdrawn or dismissed is not entitled to vote, unless the Bankruptcy Court, pursuant to Bankruptcy Rule 3018(a), upon application of the holder of the Claim with respect to which there has been an objection filed, temporarily allows the Claim in an amount that the Bankruptcy Court deems proper for the purpose of voting on the Plan.

     A  vote may be disregarded if the Bankruptcy Court
determines,   pursuant  to  section  1126(e)   of   the
Bankruptcy Code, that it was not solicited or  procured
in  good faith or in accordance with the provisions  of
the   Bankruptcy  Code.  The  Bankruptcy  Court   order
scheduling the Confirmation Hearing also sets forth assumptions and procedures for tabulating Ballots that are not completed fully or correctly.

B.   Classes Impaired Under The Plan

     The following classes of Claims and Interests are impaired under the Plan: Class 2 Secured Claims and
Class 4 General Unsecured Claims Greater than $500.

     Class 1 Priority Claims, Class 3 General Unsecured
Claims  Less  Than  or  Equal  to  $500,  and  Class  5
Stockholder Interests are not impaired under the  Plan,
are  deemed  under  section 1126 to have  accepted  the
Plan,  and their votes to accept or to reject the  Plan
will  not  be  solicited. Acceptances of the  Plan  are
being  solicited only from those who hold Claims in  an
impaired   Class   whose   members   will   receive   a
distribution under the Plan.

                 XIII.     CONCLUSION

This Disclosure Statement was approved by the Bankruptcy Court after notice and a hearing.
          The Bankruptcy Court has determined that this Disclosure Statement contains information adequate to permit holders of Claims and holders of Interests to make an informed judgment about the Plan. Such approval, however, does not mean that the Bankruptcy
          Court recommends either acceptance or
          rejection of the Plan.

A.   Hearing On And Objections To Confirmation

     1.   Confirmation Hearing

The hearing on confirmation of the Plan has been scheduled for April 23, 1998 at 10:30 a.m., Eastern Time, Courtroom 4, United States
          Bankruptcy Court, 10 Causeway Street, Boston,
          Massachusetts. Such hearing may be adjourned from time to time by announcing such adjournment in open court at the Confirmation
          Hearing, all without further notice to
          parties in interest, and the Plan may be modified by Cambex pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties in interest.

     2.   Date Set For Filing Objections To
          Confirmation

      The time by which all objections to confirmation of the Plan must be filed with the Bankruptcy Court and received by the parties listed in the Confirmation
Hearing Notice has been set for April 16, 1998, at 4:00 p.m., Eastern Time. A copy of that Notice has been transmitted with this Disclosure Statement.

B.   Recommendation

      Cambex has concluded that the continued operation of Cambex's business by Reorganized Cambex, consistent with the terms of the Plan, provides greater value to Cambex's creditors and equity security holders than other alternatives, including liquidation of Cambex's assets.

CAMBEX BELIEVES THAT CONFIRMATION OF THE PLAN IS IN THE
          BEST INTERESTS OF CAMBEX, ITS CREDITORS, ITS
          EQUITY SECURITY HOLDERS, AND ITS ESTATE, AND
          ACCORDINGLY RECOMMENDS THAT HOLDERS OF CLAIMS
          VOTE TO ACCEPT THE PLAN. The Plan provides for a full payout to creditors, the retention of stock by equity security holders, and preserves the jobs of Cambex employees.
          Cambex believes that any alternative to
          confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation, and costs, as well as the loss of jobs by most Cambex employees.
          Moreover, Cambex believes that Cambex's
          creditors and equity security holders will receive greater recoveries under the Plan than those that would be achieved in liquidation. FOR THESE REASONS, CAMBEX URGES
          YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.


Dated: As of March 17,1998    CAMBEX CORPORATION
     Waltham, Massachusetts   Debtor-in-Possession
                              By: /s/ Joseph F. Kruy
                                Name:  Joseph F. Kruy
                                Title:  President and
Chief Executive Officer


BROWN, RUDNICK, FREED & GESMER, P.C.
Attorneys for Cambex, Debtor-in-Possession

One Financial Center
Boston, MA 02111
617-856-8200


By: /s/ Joseph F. Ryan
  Joseph F. Ryan
  Steven D. Pohl